UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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STAG Industrial, Inc.
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 4, 2015

To our stockholders:

You are cordially invited to attend the 2015 annual meeting of the stockholders of STAG Industrial, Inc., a Maryland corporation, at the offices of DLA Piper LLP (US) at 33 Arch Street, 26th Floor, in Boston, Massachusetts, on May 4, 2015 at 10:00 a.m., local time. At the meeting, stockholders will consider and vote on the following matters:

1.              the election of seven directors to hold office until our 2016 annual meeting of stockholders and until his successor has been duly elected and qualifies;

2.              the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2015; and

3.              the approval, by non-binding vote, of our executive compensation.

In addition, stockholders will consider and vote on such other business as may properly come before the annual meeting, including any adjournments or postponements of the meeting.

If you own shares of our common stock as of the close of business on March 6, 2015, you can vote those shares by proxy or at the meeting.

Pursuant to rules promulgated by the Securities and Exchange Commission, we are providing access to our proxy materials over the internet. On or about March 25, 2015, we expect to mail our stockholders either (i) a copy of this proxy statement, the accompanying proxy card, our annual report and the notice of internet availability of proxy materials (the “Notice”) or (ii) the Notice only, each in connection with the solicitation of proxies by the board of directors for use at the annual meeting and any adjournments or postponements thereof. If you received only the Notice by mail, you will not receive a printed copy of the proxy materials other than as described herein. The Notice contains instructions for your use of this process, including how to access our proxy statement and annual report over the internet, how to authorize your proxy to vote online and how to request a paper copy of the proxy statement and annual report.

If you are unable to attend the meeting in person, it is very important that your shares be represented and voted at the annual meeting. You may authorize your proxy to vote your shares over the internet as described in the Notice. Alternatively, if you received a paper copy of the proxy card by mail, please complete, date, sign and promptly return the proxy card in the self-addressed stamped envelope provided. You also may vote by telephone as described in your proxy card. If you vote your shares over the internet, by mail or by telephone before the annual meeting, you may nevertheless revoke your proxy and cast your vote personally at the meeting.

By order of the board of directors:

JEFFREY M. SULLIVAN
Executive Vice President, General Counsel and
Secretary

Boston, Massachusetts

March 25, 2015

STAG INDUSTRIAL, INC.

2015 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

QUESTIONS AND ANSWERS

Q:                                   Why did I receive a notice of internet availability of proxy materials?

A:                                   The board of directors is soliciting proxies to be voted at our annual meeting. The annual meeting will be held at the offices of DLA Piper LLP (US) at 33 Arch Street, 26th Floor, in Boston, Massachusetts, on Monday, May 4, 2015, at 10:00 a.m., local time. Pursuant to rules promulgated by the Securities and Exchange Commission (“SEC”), we are providing access to our proxy materials over the internet. On or about March 25, 2015, we are mailing to our stockholders of record on March 6, 2015 either (i) a copy of this proxy statement, the accompanying proxy card, our annual report and the notice of internet availability of proxy materials (the “Notice”), or (ii) the Notice only. The Notice and this proxy statement summarize the information you need to know to vote by proxy or in person at the annual meeting. You do not need to attend the annual meeting in person in order to vote.

Q:                                   When was the Notice mailed?

A:                                   The Notice was mailed to stockholders beginning on or about March 25, 2015.

Q:                                   Who is entitled to vote?

A:                                   All common stockholders of record as of the close of business on March 6, 2015, the record date, are entitled to vote at the annual meeting.

Q:                                   What is the quorum for the meeting?

A:                                   A quorum at the annual meeting will consist of a majority of the votes entitled to be cast by the holders of all shares of common stock outstanding. No business may be conducted at the meeting if a quorum is not present. As of the record date, 64,600,269 shares of common stock were issued and outstanding. If less than a majority of outstanding shares entitled to vote are represented at the annual meeting, the chairman of the meeting may adjourn the annual meeting to another date, time or place, not later than 120 days after the original record date of March 6, 2015. Notice need not be given of the new date, time or place if announced at the meeting before an adjournment is taken.

Q:                                   How many votes do I have?

A:                                   You are entitled to one vote for each whole share of common stock you held as of the record date. Our stockholders do not have the right to cumulate their votes for directors.

Q:                                   What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:                                   If your shares are registered in your name with our transfer agent, Continental Stock Transfer & Trust Company, LLC, you are the “stockholder of record” of those shares.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of those shares. The Notice and proxy statement and any accompanying documents have been forwarded to you by your broker, bank or other holder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote your shares by using the voting instruction card or by following their instructions for voting by telephone or on the internet.

Q:                                   How do I vote?

A:                                  Whether or not you plan to attend the annual meeting, we urge you to authorize your proxy to vote your shares over the internet as described in the Notice. Alternatively, if you received a paper copy of the proxy card by mail, please complete, date, sign and promptly return the proxy card in the self-addressed stamped envelope provided. You also may authorize your proxy to vote your shares by telephone as described in your proxy card. Authorizing your proxy over the internet, by mailing a proxy card or by telephone, will not limit your right to attend the annual meeting and vote your shares in person. Your proxy (the individual named in your proxy card) will vote your shares per your instructions.

Q:                                   How do I vote my shares that are held by my broker?

A:                                   If you have shares held by a broker, you may instruct your broker to vote your shares by following the instructions that the broker provides to you. Most brokers allow you to authorize your proxy by mail, telephone and on the internet. If you have shares held by a broker, you must obtain a written proxy executed in your favor, from the broker holding your shares in order to vote your shares in person at the annual meeting.

Q:                                   What am I voting on?

A:                                   You will be voting on:

•                  Proposal 1: the election of seven directors to hold office until our 2016 annual meeting of stockholders and until his successor has been elected and qualifies;

•                  Proposal 2: the ratification of the appointment of PricewaterhouseCoopers LLP to act as our independent registered public accounting firm for year ending December 31, 2015; and

•                  Proposal 3: the approval, by non-binding vote, of our executive compensation.

In addition, you will be voting on such other business as may properly come before the annual meeting, including any adjournments or postponements thereof.

Q:                                   What vote is required to approve the proposals assuming that a quorum is present at the annual meeting?

A:	Proposal 1: Election of Directors	The election of the director nominees must be approved by a plurality of the votes cast.

	Proposal 2: Ratification of Independent Auditors	Ratification of the appointment of auditors requires a majority of the votes cast.

	Proposal 3: Advisory Vote Approving Executive Compensation	Advisory vote approving executive compensation requires a majority of the votes cast.

Q:                                   How are abstentions and broker non-votes treated?

A:                                  If you are a beneficial owner whose shares are held of record by a broker, you must instruct the broker how to vote your shares. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item (such as the election of directors and the approval of our executive compensation) and has not received instructions from the beneficial owner.

If you are a beneficial owner whose shares are held of record by a broker, your broker has discretionary voting authority under New York Stock Exchange (“NYSE”) rules to vote your shares on the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm even if the broker does not receive voting instructions from you. However, your broker does not have discretionary authority to vote on the election of directors or on the advisory vote approving our executive compensation, in which case a broker non-vote will occur and your shares will not be voted on these matters.

Pursuant to Maryland law, abstentions and broker non-votes are counted as present for purposes of determining the presence of a quorum. For purposes of the election of directors and the votes on the Proposals 2 and 3, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.

Important: Beneficial owners of shares held in broker accounts are advised that, if they do not timely provide instructions to their broker, pursuant to NYSE Rule 452, their shares will not be voted in connection with the election of directors or the proposal on our executive compensation. Accordingly, it is particularly important that beneficial owners instruct their brokers how they wish to vote their shares.

Q:                                   Will there be any other items of business on the agenda?

A:                                   The board of directors does not know of any other matters that may be brought before the annual meeting nor does it foresee or have reason to believe that proxy holders will have to vote for substitute or alternate nominees for election to the board of directors. If any other matter should come before the annual meeting or any nominee is not available for election, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their discretion.

Q:                                   What happens if I submit my proxy without providing voting instructions on all proposals?

A:                                   Proxies properly submitted via the internet, mail or telephone will be voted at the annual meeting in accordance with your directions. If the properly-submitted proxy does not provide voting instructions on a proposal, the proxy will be voted as follows:

•                  if you are a stockholder of record, to elect (FOR) each of the director nominees listed in “Proposal 1—Election of Directors;” if you are a beneficial owner whose shares are held of record by a broker, a broker non-vote will occur;

•                  if you are a stockholder of record or if you are a beneficial owner whose shares are held of record by a broker, in favor of (FOR) “Proposal 2—Ratification of Appointment of Independent Registered Public Accounting Firm;” and

•                  if you are a stockholder of record, in favor of (FOR) “Proposal 3—“Advisory (Non-Binding) Vote Approving Executive Compensation;” if you are a beneficial owner whose shares are held of record by a broker, a broker non-vote will occur.

Q:                                   Will anyone contact me regarding this vote?

A:                                   No arrangements or contracts have been made with any solicitors as of the date of this proxy statement, although we reserve the right to engage solicitors if we deem them necessary. Such solicitations may be made by mail, telephone, facsimile, e-mail or personal interviews.

Q:                                   Who has paid for this proxy solicitation?

A:                                   We have paid the entire expense of preparing, printing and mailing the Notice and, to the extent requested by our stockholders, the proxy materials and any additional materials furnished to stockholders. Proxies may be solicited by our directors, officers or employees personally or by telephone without additional compensation for such activities. We also will request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send appropriate solicitation materials to such beneficial owners. We will reimburse such holders for their reasonable expenses.

Q:                                   May stockholders ask questions at the annual meeting?

A:                                   Yes. There will be time allotted at the end of the meeting when our representatives will answer questions from the floor.

Q:                                   How many copies should I receive if I share an address with another stockholder?

The SEC has adopted rules that permit companies and intermediaries, such as a broker, bank or other agent, to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our proxy materials, unless the affected stockholder has provided us with contrary instructions. This procedure provides extra convenience for stockholders and cost savings for companies.

Our company and some brokers, banks or other agents may be householding our proxy materials. A single Notice and, if applicable, a single set of our proxy materials, including the proxy statement, the accompanying proxy card, our annual report and the Notice, will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker, bank or other agent that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. Stockholders may revoke their consent at any time by contacting Broadridge ICS, either by calling toll-free (800) 542-1061 or by writing to Broadridge ICS, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717.

Upon written or oral request, we will promptly deliver a separate copy of the Notice and, if applicable, a single set of our proxy materials, to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice and, if applicable, our proxy materials, you may send a written request to STAG Industrial, Inc., One Federal Street, 23rd Floor, Boston, Massachusetts, 02110, Attention: Jeffrey M. Sullivan, Corporate Secretary. In addition, if you are receiving multiple copies of the Notice and, if applicable, our proxy materials, you can request householding by contacting our Corporate Secretary in the same manner.

Q:                                   What does it mean if I receive more than one Notice?

A:                                   It means that you have multiple accounts at the transfer agent or with brokers. Please submit all of your proxies over the internet, following the instructions provided in the Notice, by mail or by telephone to ensure that all of your shares are voted.

Q:                                   Can I change my vote after I have voted?

A:                                   Yes. Proxies properly submitted over the internet, by mail or by telephone do not preclude a stockholder from voting in person at the meeting. A stockholder may revoke a proxy at any time prior to its exercise by filing with our corporate secretary a duly executed revocation of proxy, by properly submitting, either by internet, mail or telephone, a proxy bearing a later date or by appearing at the meeting and voting in person. Attendance at the meeting will not by itself constitute revocation of a proxy. If you have shares held by a broker, you must obtain a written proxy executed in your favor, from the broker holding your shares in order to vote your shares in person at the annual meeting.

Q:                                   Can I find additional information on the company’s website?

A:                                   Yes. Our website is www.stagindustrial.com. Although the information contained on our website is not part of this proxy statement, you can view additional information on the website, such as our corporate governance guidelines, our code of business conduct and ethics, our stock ownership guidelines, charters of our board committees and reports that we file with the SEC. A copy of our corporate governance guidelines, our code of business conduct and ethics, our stock ownership guidelines and each of the charters of our board committees may be obtained free of charge by writing to STAG Industrial, Inc., One Federal Street, 23rd Floor, Boston, Massachusetts, 02110, Attention: Jeffrey M. Sullivan, Corporate Secretary.

PROPOSAL 1:  ELECTION OF DIRECTORS

The board of directors currently consists of seven members with directors serving one-year terms and until their successors are duly elected and qualified. The term for each director expires at each annual meeting of stockholders.

At the 2015 annual meeting, seven directors will be elected to serve until the 2016 annual meeting and until their successors are duly elected and qualified. The board of directors has nominated the following current directors (the “Nominees”) to serve as directors: Benjamin S. Butcher, Virgis W. Colbert, Jeffrey D. Furber, Larry T. Guillemette, Francis X. Jacoby III, Christopher P. Marr and Hans S. Weger. The board of directors anticipates that each Nominee will serve, if elected, as a director. However, if anyone nominated by the board of directors is unable to accept election, the proxies will be voted for the election of such other person or persons as the board of directors may recommend.

The board of directors recommends a vote FOR each Nominee.

The Board of Directors

Nominees for Election to Term Expiring 2016

The biographical descriptions below set forth certain information with respect to each Nominee for election as a director at the annual meeting. The board has identified specific attributes of each Nominee that the board has determined qualify that person for service on the board.

Benjamin S. Butcher Chief Executive Officer, President and Chairman of the Board Age: 61 Committees: • Investment (Chair)

Mr. Butcher has served as our chief executive officer, president and chairman of the board of directors since July 2010. Prior to the formation of our company, Mr. Butcher oversaw the growth of our predecessor business, serving as a member of the board of managers of STAG Capital Partners, LLC, STAG Capital Partners III, LLC, and their affiliates from 2003 to 2011. From 1999 to 2003, Mr. Butcher was engaged as a private equity investor in real estate and technology. From 1997 to 1998, Mr. Butcher served as a director at Credit Suisse First Boston, where he sourced and executed transactions for the principal transactions group (real estate debt and equity). Prior to that, he served as a director at Nomura Asset Capital from 1993 to 1997, where he focused on marketing and business development for its commercial mortgage-backed securities group. Mr. Butcher serves as a member of the board of trustees and a member of the audit committee and compensation committee of Washington Real Estate Investment Trust (NYSE:WRE), an owner of office, multi-family and retail properties in the greater Washington , D.C. metropolitan area. Mr. Butcher received holds a Bachelor of Arts degree from Bowdoin College and a Master of Business Administration degree from the Tuck School of Business at Dartmouth. In light of his extensive company-specific operational, finance and market experience, his leadership abilities, and his expertise in the acquisition, ownership and management of single-tenant industrial properties, the board of directors believes that it is in the best interests of our company and our stockholders for Mr. Butcher to continue to serve as a director on the board of directors, subject to stockholder approval at the annual meeting.

Virgis W. Colbert Independent Director Age: 75 Committees: • Compensation • Nominating and Corporate Governance

Mr. Colbert has served as an independent member of the board of directors since January 2014. From 1979 until his retirement in 2005, Mr. Colbert served in a variety of key leadership positions with Miller Brewing Company, including executive vice president of worldwide operations from 1997 to 2005 and senior vice president of operations from 1993 to 1997. As executive vice president, Mr. Colbert was responsible for plant operations, international operations, brewing, research and quality assurance, engineering, procurement, order production/planning and logistics. Since his retirement, he continues to serve as a senior advisor to MillerCoors LLC. In addition, Mr. Colbert currently serves on the board of Lorillard, Inc. (NYSE: LO), the third largest manufacturer of cigarettes in the United States and on the board of New Senior Investment Group Inc. (NYSE: SNR), a senior housing real estate investment trust. He was appointed lead independent director of Lorillard in May 2013. Mr. Colbert also serves on the board of the National Center for Human and Civil Rights since 2010. He previously served on the boards of The Hillshire Brands Company (formerly known as Sara Lee Corporation) from 2006 to 2013, Bank of America Corp. (NYSE:BAC) from 2008 to 2013, Merrill Lynch & Co., Inc. from 2006 to 2008, Stanley Black & Decker from 2003 to 2012 and The Manitowoc Company, Inc. from 2002 to 2012. He is the former chairman and current chairman emeritus of the board for the Thurgood Marshall College Fund, and the former chairman of the board for Fisk University. Mr. Colbert received Honorary Doctor of Humane Letters degrees from Fisk University in 2005 and from Kentucky State University in 2001. He holds a Bachelor of Science degree from Central Michigan University. In light of his extensive public company board and corporate governance experience and his significant operational experience including addressing logistics, plant operations and other issues common to our tenants, the board of directors believes that it is in the best interests of our company and our stockholders for Mr. Colbert to continue to serve as a director on the board of directors, subject to stockholder approval at the annual meeting.

Jeffrey D. Furber Independent Director Age: 56 Committees: • Compensation (Chair) • Investment

Mr. Furber has served as an independent member of the board of directors since April 2011. Mr. Furber serves as the chief executive officer of AEW Capital Management (“AEW”), a real estate investment management company, and the chairman of AEW Europe, where he has oversight responsibility for all of AEW’s operating business units in the United States, Europe and Asia. Mr. Furber also chairs AEW’s management committee, which is responsible for the firm’s strategic direction and for managing the firm’s resources, and is a member of the firm’s investment committees and investment policy group. Prior to joining AEW in 1997, Mr. Furber served as managing director of Winthrop Financial Associates, a wholly-owned subsidiary of Apollo Advisors, and served as president of Winthrop Management. In these capacities, he was responsible for acquisitions, asset management and capital markets activity, including the sourcing of equity and mezzanine debt investments. In addition, Mr. Furber currently serves on the board of The Howard Hughes Corporation (NYSE: HHC). Mr. Furber holds a Bachelor of Arts degree from Dartmouth College and a Master of Business Administration degree from Harvard Business School. In light of his significant leadership, corporate governance, capital markets and real estate industry experience, the board of directors believes that it is in the best interests of our company and our stockholders for Mr. Furber to continue to serve as a director on the board of directors, subject to stockholder approval at the annual meeting.

Larry T. Guillemette Independent Director Lead Director Age: 59 Committees: • Audit • Compensation

Mr. Guillemette has served as an independent member of the board of directors since 2011. Mr. Guillemette has served as chairman of the board of directors, chief executive officer and president of Amtrol Inc., a multi-national pressure vessel manufacturer (“Amtrol”), since 2006. Mr. Guillemette also served as executive vice president and chief financial officer of Amtrol from 2000 to 2006 and as executive vice president of marketing and business development from 1998 to 2000. To complete a financial restructuring (a debt-to-equity conversion) in connection with the maturity of debt incurred in 1996 to finance the acquisition of Amtrol by its sole stockholder, Amtrol filed a petition for reorganization under Chapter 11 of the United States Bankruptcy Code in 2006 and emerged from Chapter 11 in 2007. Prior to joining Amtrol, Mr. Guillemette served as chief executive officer and president of Balcrank Products, Inc., a manufacturer of lubrication equipment for the automotive service market and other industrial product lines from 1991 to 1998. From 1990 to 1991, he served as senior vice president and senior financial officer of The O’Connor Group, a real estate investment, management and development firm. Prior to that, from 1986 to 1990, Mr. Guillemette served as a vice president for Hampton Partners/G.M. Cypres & Co., Inc., an investment banking partnership. From 1979 to 1986, Mr. Guillemette served in various management positions with units of the Henley Group and its predecessors, including Allied-Signal, The Signal Companies and Wheelabrator-Frye. Mr. Guillemette holds a Bachelor of Arts degree from Dartmouth College and a Master of Business Administration degree from the Tuck School of Business at Dartmouth. In light of his extensive leadership experience through his senior officer and director positions and his accounting and real estate experience, the board of directors believes that it is in the best interests of our company and our stockholders for Mr. Guillemette to continue to serve as a director on the board of directors, subject to stockholder approval at the annual meeting.

Francis X. Jacoby III Independent Director Age: 53 Committees: • Investment • Nominating and Corporate Governance

Mr. Jacoby has served as an independent member of the board of directors since 2011. Since 2013, Mr. Jacoby has served as an independent consultant providing real estate finance, development and disposition related services. From 2008 to 2013, he served as president of Kensington Investment Company, Inc., the wealth management office for a family that owns travel-related businesses and passenger ships and makes investments in real estate, private equity and venture capital. In addition, in 2012, Mr. Jacoby served as the chief financial officer of Grand Circle Corporation, an affiliate of Kensington Investment Company, Inc. From 2001 to 2008, Mr. Jacoby served as the senior vice president and chief financial officer for GID Investment Advisers LLC, a family wealth management office whose primary focus is developing, acquiring and managing apartment communities, suburban office properties and flex industrial business parks throughout the United States for its own account and for joint ventures with institutional investors. Prior to that, Mr. Jacoby served as the executive vice president and chief financial officer for Leggat McCall Properties, LLC from 1995 to 2001, where he was responsible for raising debt and equity capital to support the company’s real estate development and acquisition activities. From 1983 to 1995, Mr. Jacoby held a variety of senior management positions in the acquisitions, asset management and finance departments of Winthrop Financial Associates, a real estate investment company which owned and managed multiple property types. Mr. Jacoby holds a Bachelor of Arts degree from Dartmouth College and a Master of Business Administration degree from Boston University. In light of his extensive investment and capital markets experience and his significant financial and real estate investment experience, including structuring, negotiating and closing complex transactions, the board of directors believes that it is in the best interests of our company and our stockholders for Mr. Jacoby to continue to serve as a director on the board of directors, subject to stockholder approval at the annual meeting.

Christopher P. Marr Independent Director Age: 50 Committees: • Audit • Nominating and Corporate Governance (Chair)

Mr. Marr has served as an independent member of the board of directors since 2012. Mr. Marr has served as chief executive officer and member of the board of trustees of CubeSmart (NYSE: CUBE), a real estate company that acquires, owns, operates and develops self-storage facilities in the United States, since 2014 and as president of CubeSmart since 2008. Previously, he served as chief operating officer of CubeSmart from 2012 to 2014 and as chief financial officer from June 2006 to November 2008 and as treasurer from 2006 to 2012. From 2002 to 2006, Mr. Marr served as senior vice president and chief financial officer of Brandywine Realty Trust (NYSE: BDN), an office real estate investment trust. Prior to joining Brandywine Realty Trust, Mr. Marr served as chief financial officer of Storage USA, Inc., a publicly-traded self-storage real estate investment trust, from 1998 to 2002. Mr. Marr holds a Bachelor of Arts degree from Loyola University. In light of his public company leadership, financial reporting and operations experience as the executive officer of two publicly-traded real estate investment trusts, the board of directors believes that it is in the best interests of our company and our stockholders for Mr. Marr to continue to serve as a director on the board of directors, subject to stockholder approval at the annual meeting.

Hans S. Weger Independent Director Age: 51 Committees: • Audit (Chair) • Compensation • Investment

Mr. Weger has served as an independent member of the board of directors since 2011. Mr. Weger has served as chief financial officer of Focus Brands Inc., the franchisor and operator of restaurants and cafes in the United States, Puerto Rico and 63 foreign countries, since 2014. From 2012 to 2014, Mr. Weger served as chief financial officer of Outrigger Enterprises Group, a privately-held leisure lodging and hospitality company. From 1998 to 2011, Mr. Weger served as chief financial officer, executive vice president and treasurer of LaSalle Hotel Properties (NYSE: LHO), a real estate investment trust focused on the acquisition, ownership, redevelopment and leasing of primarily upscale and luxury full-service hotels. In addition, Mr. Weger served as secretary of LaSalle Hotel Properties from 1999 to 2011. Mr. Weger was responsible for all of the company’s financial, accounting, human resources and information technology activities. Prior to joining LaSalle Hotel Properties, Mr. Weger served as vice president and treasurer for La Quinta Inns, Inc. where he was responsible for all financing activities. From 1992 until 1997, Mr. Weger served in various management roles with Harrah’s Entertainment, Inc. where he was responsible for strategic planning, mergers and acquisitions and project financing. Mr. Weger holds a Bachelor of Science degree from the University of Southern Mississippi and a Master of Business Administration degree from the University of Chicago. In light of his real estate and real estate financing knowledge and his financial reporting and operations experience as the chief financial officer of a publicly-traded real estate investment trust and a privately held company, the board of directors believes that it is in the best interests of our company and our stockholders for Mr. Weger to continue to serve as a director on the board of directors, subject to stockholder approval at the annual meeting.

Biographical Information Regarding Executive Officers Who Are Not Directors

Each of the executive officers identified below has served in his or her respective position since our inception.

Geoffrey G. Jervis Chief Financial Officer, Executive Vice President and Treasurer Age: 43

Mr. Jervis has served as our chief financial officer, executive vice president and treasurer since July 2014.  From 2005 to 2013, Mr. Jervis served as the chief financial officer of Blackstone Mortgage Trust, Inc. (NYSE:BXMT) and its predecessor, Capital Trust, Inc. (NYSE:CT) (“Capital Trust”).  From 2012 to 2013, Mr. Jervis also served as the chief financial officer and a member of the investment committee of BXMT Advisors L.L.C, a managing director of The Blackstone Group L.P. (“Blackstone”) and as the chief financial officer of Blackstone Real Estate Debt Strategies. Before joining Blackstone in 2012, Mr. Jervis was also the chief financial officer of CTIMCO, a commercial real estate investment manager and rated special servicer that was wholly owned by Capital Trust and acquired by affiliates of Blackstone in 2012. Mr. Jervis holds a Bachelor of Arts degree from Vanderbilt University, and an honors Master of Business Administration degree from Columbia Business School

Stephen C. Mecke Chief Operating Officer and Executive Vice President Age: 52

Mr. Mecke has served as our chief operating officer and executive vice president since 2011. Prior to the formation of our company, Mr. Mecke served as chief investment officer for STAG Capital Partners, LLC and STAG Capital Partners III, LLC from 2004 to 2011, where he was responsible for all asset acquisition and asset management activities. Prior to joining our predecessor business, Mr. Mecke ran the acquisitions groups for M|P|A, a private real estate fund that represented a large east coast endowment fund, from June 2001 to November 2004. Mr. Mecke also worked at Meditrust Corporation, a publicly traded real estate investment trust, as vice president of acquisitions and various other positions from June 1992 to December 2000. Mr. Mecke holds a Bachelor of Arts degree from Hobart College and a Master of Business Administration degree from Northeastern University.

Jeffrey M. Sullivan Executive Vice President, General Counsel and Secretary Age: 46

Mr. Sullivan has served as our executive vice president, general counsel and secretary since January 2015. From 2012 to 2014, Mr. Sullivan was a partner in the corporate group of Hunton & Williams LLP, and from 2005 to 2012, Mr.  Sullivan was a partner in the finance group of DLA Piper LLP (US).  Before joining DLA Piper LLP (US), Mr. Sullivan was an associate and then partner in the corporate transactions and securities group of Alston & Bird LLP from 1998 to 2005. While in private practice, Mr. Sullivan focused on securities law, mergers and acquisitions, corporate governance matters and general corporate law, primarily involving real estate investment trusts and other real estate companies, private equity funds and underwriters. Mr. Sullivan holds a Bachelor of Arts degree from University of North Carolina at Chapel Hill and a Juris Doctor degree from Vanderbilt University Law School.

David G. King Executive Vice President and Director of Real Estate Operations Age: 47

Mr. King has served as our executive vice president and director of real estate operations since 2011. Prior to the formation of our company, Mr. King served as a managing director for STAG Capital Partners, LLC and STAG Capital Partners III, LLC from 2005 to 2011, where he was responsible for portfolio management for the company. From 1997 to 2005, Mr. King worked for AMB Property Corporation, a publicly traded real estate investment trust, as regional management officer, where he had primary responsibility for leasing, management, development, acquisition sourcing and dispositions of the firm’s industrial and office portfolios in the Mid-Atlantic region and in various other positions. Mr. King holds a Bachelor of Arts degree from the University of Vermont and a Master of Public Administration degree from Indiana University.

Corporate Governance Profile

We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Notable features of our corporate governance structure include the following:

•                  the board of directors is not staggered; instead, each of our directors is subject to re-election annually;

•                  of the seven persons who serve on the board of directors, the board of directors has determined that six of our directors, or approximately 86%, satisfy the listing standards for independence of the NYSE and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•                  all three members of our audit committee qualify as an “audit committee financial expert” as defined by the SEC;

•                  we opted out of the control share acquisition statute and the business combination provisions in the Maryland General Corporation Law and we may not opt back in to these provisions without stockholder approval;

•                  we do not have a stockholder rights plan and do not intend to adopt a stockholder rights plan unless our stockholders approve in advance the adoption of a plan or, if the board of directors adopts a plan for our company, we submit the stockholder rights plan to our stockholders for a ratification vote within 12 months of adoption, without which the plan will terminate;

•                  the nominating and corporate governance committee of the board of directors evaluates annually the effectiveness of the board as a whole, of each of our committees and of each individual director, and the committee engages outside counsel to conduct individual interviews of the directors to assist the committee in its evaluations, which are designed, among other matters, to identify areas in which the board would be better served by adding new members with different skills, backgrounds or areas of experience;

•                  we have stock ownership guidelines for our non-management members of our board of directors and our executive officers;

•                  we have a lead director whose authority and responsibilities are described below under “—Board Leadership;” and

•                  our insider trading policy prohibits our directors and all of our officers and other employees from engaging in any hedging transactions with respect to our securities, and from pledging our securities as collateral for a loan or otherwise using our securities to secure debt.

Our directors stay informed about our business by attending meetings of the board of directors and its committees and through supplemental reports and communications. Our independent directors meet regularly in executive sessions without the presence of our corporate officers or non-independent directors.

Board of Directors

Our business is managed through the oversight and direction of the board of directors. A majority of the board of directors is “independent,” as determined by the board of directors, consistent with the rules of the NYSE. The one member of the board of directors who is not independent is an employee of the company. For more detail, please see “Nomination of Directors.”

Board Leadership

The board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure to provide independent oversight of management. The board understands that there is no single, generally accepted approach to providing board leadership and the right board leadership structure may vary as circumstances warrant. Consistent with this understanding, our independent directors consider the board’s leadership structure on an annual basis.

The board of directors annually will elect a chairman of the board, who may or may not be the chief executive officer of our company. Since our formation in 2010, Benjamin S. Butcher has served as our chairman of the board and chief executive officer. Mr. Butcher is involved in both our day-to-day operations and the strategic decision making at the board level. Based on its most recent review of our leadership structure and the needs of the company, the board continues to believe that having Mr. Butcher serving in these positions is optimal for us because it provides our company with strong, effective and consistent leadership.

If the chairman of the board and chief executive officer are the same person, our board of directors will annually elect a non-management and independent director to serve in a lead capacity to coordinate the activities of the other non-management and independent directors, and to perform any other duties and responsibilities that the board of directors may determine. Although annually elected, it is generally expected that he or she will serve for more than one year.  Upon recommendation of the nominating and corporate governance committee, our board appointed Mr. Guillemette as our lead independent director.  The responsibilities of the lead director include (i) serving as liaison between the chairman and the independent directors, (ii) reviewing the type of information sent to the board, (iii) reviewing, in consultation with the chairman and others, agendas and board meeting schedules to determine whether sufficient time is allocated to agenda items, and (iv) the authority to call meetings of the independent directors.

In considering its leadership structure, the board has taken a number of factors into account. The board, which consists of a majority of independent directors, exercises a strong, independent oversight function. This oversight function is enhanced by the audit, compensation and nominating and corporate governance committees being comprised entirely of independent directors. A number of board and committee processes and procedures, including regular executive sessions of independent directors and a regular review of our executive officers’ performance, provide substantial independent oversight of our management’s performance. Finally, under our bylaws and corporate governance guidelines, the board has the ability to change its structure, should that be deemed appropriate and in the best interest of our company and our stockholders. The board believes that these factors provide the appropriate balance between the authority of those who oversee our company and those who manage it on a day-to-day basis.

The chairman of the board presides at all meetings of the stockholders and of the board as a whole. The chairman performs such other duties, and exercises such powers, as from time to time shall be prescribed in our bylaws or by the board of directors.

Our lead director presides at all meetings of our board of directors where the chairman is not present, including executive sessions of the independent directors.

Director Independence

Under the enhanced corporate governance standards of the NYSE, at least a majority of our directors, and all of the members of the audit committee, compensation committee and nominating and corporate governance committee, must meet the test of “independence.” The NYSE standards provide that, to qualify as an “independent” director, in addition to satisfying certain bright- line criteria, the board of directors must affirmatively determine that a director has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with the company). The board of directors considered a relationship between an affiliate of the company and one of the directors and determined that the relationship does not affect the director’s independence. The board of directors has affirmatively determined that each of Messrs. Colbert, Furber, Guillemette, Jacoby, Marr and Weger satisfies the bright-line independence criteria of the NYSE and that none has a relationship with us that would interfere with such person’s ability to exercise independent judgment as a member of the board of directors. Therefore, we believe that all of these directors, who constitute a majority of the board of directors, are independent under the NYSE rules.

We have implemented procedures for interested parties, including stockholders, to communicate directly with our independent directors. We believe that providing a method for interested parties to communicate directly with our independent directors, rather than with the full board of directors, would provide a more confidential, candid and efficient method of relaying any interested party’s concerns or comments. See “Communication with the Board of Directors, Independent Directors and the Audit Committee.”

Board Meetings

In 2014, the board of directors held seven meetings, the audit committee held five meetings, the compensation committee held five meetings, the nominating and corporate governance committee held one meeting, and the investment committee held nine meetings. Each director attended over 75% of the board meetings and each director’s respective committee meetings in 2014. The board of directors does not have a policy with respect to directors’ attendance at annual meetings of stockholders. Nevertheless, all seven of our directors attended the 2014 annual meeting of stockholders.

As required by the NYSE rules, the independent directors of our board regularly meet in executive session, without management present. Generally, these executive sessions follow after each quarterly meeting of the board and each committee. In 2014, the independent directors of the board and the committees met in executive session without management present at each quarterly meeting in 2014. Our lead director presides over such independent, non-management sessions of the board.

Board Committees

The board of directors has established an investment committee, an audit committee, a compensation committee and a nominating and corporate governance committee and has adopted a written charter for each of these committees. The audit committee and nominating and corporate governance committee have three members and the compensation committee has four members. Each of the audit committee, compensation committee and nominating and corporate governance committee is composed exclusively of independent directors, as required by and defined in the rules and listing qualifications of the NYSE and, with respect to the members of the audit committee, Rule 10A-3 promulgated pursuant to the Exchange Act. Moreover, the compensation committee is composed exclusively of individuals intended to be, to the extent required by Rule 16b-3 of the Exchange Act, non-employee directors and will qualify as outside directors for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).  The investment committee has four directors and is composed of three independent directors and one non-independent director. The board of directors may from time to time establish other committees to facilitate the management of our company. Matters put to a vote at any one of these four committees must be approved by a majority of the directors on the committee who are present at a meeting at which there is a quorum or by unanimous written consent of the directors on that committee.

Investment Committee

The board of directors has established an investment committee, which is composed of four of our directors, at least three of whom must be independent directors. The current members of our investment committee are Messrs. Butcher, Furber, Jacoby and Weger. Mr. Butcher chairs the committee. The investment committee’s primary function is to review, evaluate and ultimately vote to approve all acquisitions or developments individually more than $50 million and up to $100 million. Proposed acquisitions or developments in excess of $100 million require approval by the board of directors. The board of directors in its discretion may change the committee’s dollar thresholds.

Audit Committee

The board of directors has established an audit committee, which is composed of three of our independent directors. The current members of the audit committee are Messrs. Guillemette, Marr and Weger. Mr. Weger chairs the committee, and each member qualifies as an audit committee financial expert, as that term is defined by the SEC. Each member of the audit committee is financially literate and able to read and understand fundamental financial statements. The audit committee assists the board in overseeing, among other things:

•                  our system of internal controls;

•                  our accounting and financial reporting processes;

•                  the integrity and audits of our consolidated financial statements;

•                  our compliance with legal and regulatory requirements;

•                  the qualifications and independence of our independent auditors; and

•                  the performance of our independent auditors and any internal auditors.

The audit committee also is responsible for engaging independent public accountants, reviewing with the independent certified public accountants the plans and results of the audit engagement, approving professional services provided by the independent public accountants, reviewing the independence of the independent public accountants, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls. The audit committee has the power to investigate any matter brought to its attention within the scope of its duties and to retain counsel for this purpose where appropriate.

Compensation Committee

The board of directors has established a compensation committee, which is composed of four of our independent directors. The current members of the compensation committee are Messrs. Colbert, Guillemette, Furber and Weger. Mr. Furber chairs the committee. The principal functions of the compensation committee are to:

•                  evaluate the performance and compensation of our chief executive officer;

•                  review and approve the compensation and benefits of our executive officers and members of the board of directors;

•                  administer our 2011 Equity Incentive Plan, as amended (the “Equity Incentive Plan”), the 2011 Outperformance Program (the “2011 OPP”), and the 2015 Outperformance Program (the “2015 OPP”), as well as any other compensation, stock option, stock purchase, incentive or other benefit plans; and

•                  produce an annual report on executive compensation for inclusion in our proxy statement after reviewing our compensation discussion and analysis.

Our compensation committee is primarily responsible for establishing and implementing our compensation program and policies. To fulfill its responsibilities, the compensation committee may engage, oversee and provide appropriate funding for advisors and consultants to advise the committee on executive compensation matters.

Nominating and Corporate Governance Committee

The board of directors has established a nominating and corporate governance committee, which is composed of three of our independent directors. The current members of the nominating and corporate governance committee are Messrs. Colbert, Jacoby and Marr. Mr. Marr chairs the committee. The principal functions of the nominating and corporate governance committee include:

•                  seeking, considering and recommending to the full board of directors qualified candidates for election as directors;

•                  recommending a slate of nominees for election as directors at the annual meeting of stockholders;

•                  periodically preparing and submitting to the board for adoption the committee’s selection criteria for director nominees;

•                  reviewing and making recommendations on matters involving general operation of the board and our corporate governance;

•                  annually recommending to the board nominees for each committee of the board; and

•                  annually facilitating the assessment of the board of directors’ performance as a whole and of the individual directors and reports thereon to the board.

The board of directors has adopted a policy for the review and approval of related person transactions requiring disclosure under Rule 404(a) of Regulation S-K. The policy provides that the nominating and corporate governance committee is responsible for reviewing and approving or disapproving all related party transactions, including any transaction, arrangement or relationship in which (i) the amount involved may be expected to exceed $120,000 in any fiscal year, (ii) we will be a participant and (iii) a related person has a direct or indirect material interest. A related person is defined as an executive officer, director or nominee for election as director, or a greater than 5% beneficial owner of our common stock, or an immediate family member of the foregoing.

In addition, our written code of business conduct and ethics expressly prohibits the continuation of any conflict of interest by an employee, officer or director except under guidelines approved by the board of directors. Our policies provide that any transaction involving us in which any of our directors or officers has a material interest must be approved by a vote of a majority of our disinterested directors. Our code of business conduct and ethics requires any employee, officer or director to report any actual conflict of interest to our compliance officer, who will then seek guidance from the board of directors. In addition, our corporate governance guidelines require that each member of the board of directors consult the chairman of the board in advance of accepting an invitation to serve on another company’s board should there be a possible conflict and notify the nominating and corporate governance committee in writing of the outcome. Because the facts and circumstances regarding potential conflicts are difficult to predict, the board of directors has not adopted a written policy for evaluating conflicts of interests. If a conflict of interest arises, the board will review, among other things, the facts and circumstances of the conflict, our applicable corporate governance policies, the effects of any potential waivers of those policies, applicable state law, and the NYSE continued listing rules and regulations, and will consider the advice of counsel before making any decisions regarding the conflict.

Role of the Board in Risk Oversight

One of the key functions of the board of directors is informed oversight of our risk management process. The board of directors administers this oversight function directly, with support from the audit committee, the compensation committee and the nominating and corporate governance committee, each of which addresses risks specific to their respective areas of oversight. In particular, the audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. The compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. The nominating and corporate governance committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct.

Self-Evaluation and Nomination of Directors

The nominating and corporate governance committee evaluates annually the effectiveness of the board as a whole, of each of our committees and of each individual director. We also engage outside counsel to conduct one-on-one interviews of each director to assist the committee in its evaluations, which are designed, among other matters, to identify any areas in which the board would be better served by adding new members with different skills, backgrounds or areas of experience.  We believe using outside counsel fosters candor, facilitates participation in the evaluation process and enables individual assessments of each director.

Before each annual meeting of stockholders, the nominating and corporate governance committee considers the nomination of all directors whose terms expire at the next annual meeting of stockholders and also considers new candidates whenever there is a vacancy on the board or whenever a vacancy is anticipated due to a change in the size or composition of the board, a retirement of a director or for any other reasons. In addition to considering incumbent directors, the nominating and corporate governance committee may identify director candidates based on recommendations from the directors and executive officers. The committee may in the future engage the services of third-party search firms to assist in identifying or evaluating director candidates. No such firm was engaged in 2014.

The board of directors considers director candidates based on a number of factors including:

•                  whether the board member will be “independent,” as such term is defined by the NYSE listing standards;

•                  whether the candidate possesses the highest personal and professional ethics, integrity and values;

•                  whether the candidate has demonstrated leadership ability, with broad experience, diverse perspectives, and the ability to exercise sound business judgment;

•                  whether the candidate has experience in areas important to the operations of our company;

•                  whether the candidate has an inquisitive and objective perspective, practical wisdom and mature judgment; and

•                  whether the candidate provides a diversity of viewpoints, background, experience and demographics as compared the current members of the board.

Candidates also are evaluated based on their understanding of our business and willingness to devote adequate time to carrying out their duties. The nominating and corporate governance committee monitors the mix of skills, experience and background to assure that the board has the necessary composition to effectively perform its oversight function. As noted above, diversity characteristics of a candidate are just one of several factors considered by the committee when evaluating director candidates. A candidate will neither be included nor excluded from consideration solely based on his or her diversity traits. The nominating and corporate governance committee conducts regular reviews of current directors in light of the considerations described above and their past contributions to the board of directors. The board reviews the effectiveness of its director candidate nominating policies annually.

The nominating and corporate governance committee will consider appropriate nominees for directors whose names are submitted in writing by a stockholder of our company. Director candidates submitted by our stockholders will be evaluated by the nominating and corporate governance committee on the same basis as any other director candidates. We did not receive any nominations of directors by stockholders for the 2015 annual meeting.

Nominations must be addressed to STAG Industrial, Inc., One Federal Street, 23rd Floor, Boston, Massachusetts, 02110, Attention: Jeffrey M. Sullivan, Corporate Secretary, indicating the nominee’s qualifications and other relevant biographical information and providing confirmation of the nominee’s consent to serve as director, if elected. To be considered for the next annual election of directors, any such written request must comply with the requirements set forth in our bylaws and below under “Stockholder Proposals.”

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee is or has been employed by us. None of our executive officers currently serves, or in the past three years has served, as a member of the board of directors or compensation committee of another entity that has one or more executive officers serving on the board of directors or compensation committee. No member of the compensation committee has any other business relationship or affiliation with us other than his service as a director.

Board Compensation for 2014

In 2014, we paid an annual cash fee of $50,000 to each of our non-management directors for services as a director, as well as an annual grant of equity with a value of approximately $65,000 at the time of grant. We pay an additional annual cash fee of $15,000 to the lead director (effective for 2015), an additional annual cash fee of $15,000 to the chair of the audit committee, an additional annual cash fee of $10,000 to the chair of the compensation committee and an additional annual cash fee of $7,500 to the chair of the nominating and corporate governance committee and any other committee of the board of directors. All members of the board of directors are reimbursed for their costs and expenses in attending our board meetings. Our directors have the option to receive fees in shares of common stock rather than in cash. The value of such shares of common stock is based on the 10-day average of the closing price of our common stock determined three days prior to the quarterly fee payment date. All of our independent directors elected to receive shares of our common stock in lieu of cash for payment of the fees payable to them in 2014. If a director is also one of our officers, we will not pay any compensation for services rendered as a director.

As mentioned above, we grant annual equity awards to our non-management directors, and in January 2014, each received an annual grant of 3,369 LTIP units. In addition, any non-management director who joins the board of directors in the future receives an initial grant of LTIP units upon the commencement of his or her service. Accordingly, Mr. Colbert received an initial grant of 3,888 LTIP units on January 2, 2014 at the same time the other board members received their annual grants. The LTIP units vest over five years in equal installments on a quarterly basis, subject to the recipient’s continued service as a director. LTIP units can be converted to common units of the operating partnership on a one-for-one basis once a material equity transaction has occurred that results in the accretion of the member’s capital account to the economic equivalent of the common unit.

The board of directors (or a duly formed committee thereof) may revise our non-management directors’ compensation in its discretion.

The following table summarizes the compensation that we paid to our non-management directors in 2014:

2014 Director Compensation Table

Name	Fees Earned(1)	Stock Awards(2)(3)	Total
Virgis W. Colbert	$50,000	$75,000	$125,000
Jeffrey D. Furber	$50,000	$64,988	$114,988
Larry T. Guillemette	$60,000	$64,988	$124,988
Francis X. Jacoby III	$50,000	$64,988	$114,988
Christopher P. Marr	$57,500	$64,988	$122,488
Hans S. Weger	$65,000	$64,988	$129,988

(1)                                 All of our independent directors elected to receive shares of our common stock in lieu of cash for payment of the fees payable to them for their service in 2014. The aggregate number of shares of common stock issued to the independent directors for their service in 2014 was as follows: Mr. Colbert, 2,135; Mr. Furber, 2,135; Mr. Guillemette, 2,562; Mr. Jacoby, 2,135; Mr. Marr, 2,456; and Mr. Weger, 2,777. These shares were issued based on the calculation previously disclosed in this proxy statement and are not indicative of the fair market value on the date the members received the shares.

(2)                                 As of December 31, 2014, the aggregate number of unvested LTIP units held by each independent director was as follows: Mr. Colbert, 3,112; Mr. Furber, 8,299; Mr. Guillemette, 8,299; Mr. Jacoby, 8,299; Mr. Marr, 7,108; and Mr. Weger, 8,299.

(3)                                 Represents 3,369 LTIP units granted to each of Messrs. Furber, Guillemette, Jacoby, Marr and Weger pursuant to the Equity Incentive Plan on January 2, 2014 and 3,888 LTIP units grants to Mr. Colbert pursuant to the Equity Incentive Plan on January 2, 2014. The dollar value is computed in accordance with FASB ASC Topic 718. See Note 8 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2014, for a discussion of our accounting of LTIP units and the assumptions used. The grant date fair value of each award was $19.29 per LTIP unit.

Stock Ownership Guidelines for Directors

We have adopted stock ownership guidelines that apply to all non-management members of the board of directors. The stock ownership guidelines require that the non-management members own qualified securities equal to five times their annual cash retainer. Qualified securities include the company’s common stock, preferred stock, common units and LTIP units, whether owned directly or indirectly. Newly appointed non-management members of the board of directors have up to six years to comply with the stock ownership guidelines. All of our non-management members of the board of directors are in compliance with our stock ownership guidelines.

Corporate Governance Matters

We have adopted corporate governance guidelines and a code of business conduct and ethics that apply to all our executive officers, employees and each member of the board of directors. We anticipate that any waivers of our code of business conduct and ethics will be posted on our website. The following documents are available at our website at www.stagindustrial.com in the “Corporate Overview – Governance Documents” area of the “Investor Relations” section:

•                  investment committee charter;

•                  audit committee charter;

•                  compensation committee charter;

•                  nominating and corporate governance committee charter;

•                  code of business conduct and ethics;

•                  corporate governance guidelines;

•                  stock ownership guidelines; and

•                  whistleblower policy.

Each committee reviews its written charter annually. Copies of the documents listed above are available in print to any stockholder who requests them. Requests should be sent STAG Industrial, Inc., One Federal Street, 23rd Floor, Boston, Massachusetts, 02110, Attention: Jeffrey M. Sullivan, Corporate Secretary.

Communication with the Board of Directors, Independent Directors and the Audit Committee

The board of directors may be contacted by any party via mail or e-mail at the addresses listed below.

Board of Directors

STAG Industrial, Inc.

One Federal Street, 23rd Floor

Boston, Massachusetts 02110

boardofdirectors@stagindustrial.com

We believe that providing a method for interested parties to communicate directly with our independent directors, rather than to the full board, would provide a more confidential, candid and efficient method of relaying any interested party’s concerns or comments. The presiding director of independent executive sessions of directors is the lead director, and the lead director may be contacted by any party via mail at the address listed below.

Lead Director

STAG Industrial, Inc.

One Federal Street, 23rd Floor

Boston, Massachusetts 02110

The audit committee has adopted a process for anyone to send communications to the audit committee with concerns or complaints concerning our company’s regulatory compliance, accounting, audit or internal controls issues. The audit committee may be contacted by any party via mail or e-mail at the addresses listed below:

Chairman

Audit Committee

STAG Industrial, Inc.

One Federal Street, 23rd Floor

Boston, Massachusetts 02110

auditcommittee@stagindustrial.com

Alternatively, anyone may call our toll-free whistleblower hotline toll-free at (877) 472-2110.

Relevant communications are distributed to the board, or to any individual director or directors, as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, the board of directors has requested that certain items that are unrelated to the duties and responsibilities of the board should be excluded or redirected, as appropriate, such as: business solicitations or advertisements; junk mail and mass mailings; resumes and other forms of job inquiries; spam; and surveys.

In addition, material that is unduly hostile, threatening, potentially illegal or similarly unsuitable will be excluded; however, any communication that is excluded will be made available to any outside director upon request.

PROPOSAL 2:  RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the board of directors has selected the accounting firm of PricewaterhouseCoopers LLP to serve as our independent registered public accountants for the year ending December 31, 2015, and the board of directors is asking stockholders to ratify this appointment. Although current law, rules and regulations, as well as the audit committee charter, require the company’s independent auditor to be engaged, retained and supervised by the audit committee, the board of directors considers the selection of the independent auditor to be an important matter of stockholder concern and is submitting the selection of PricewaterhouseCoopers LLP for ratification by stockholders as a matter of good corporate practice. PricewaterhouseCoopers LLP has served as our independent registered public accountants since our formation in July 2010 and is considered by our management to be well qualified.

Fee Disclosure

The following is a summary of the fees billed by PricewaterhouseCoopers LLP for professional services rendered for our company for the years ended December 31, 2014 and December 31, 2013:

	Year Ended December 31, 2014	Year Ended December 31, 2013
Audit Fees	$816,926	$762,611
Tax Fees	400,175	347,976
Audit Related Fees	—	—
All Other Fees	1,800	50,300
Total	$1,218,901	$1,160,887

Audit Fees

“Audit Fees” consist of fees and related expenses incurred for professional services rendered for the audit of the financial statements and services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements. For example, audit fees include fees for professional services rendered in connection with quarterly and annual reports, and the issuance of consents by PricewaterhouseCoopers LLP to be named in our registration statements and to the use of their audit report in the registration statements.

Tax Fees

“Tax Fees” consist of fees and related expenses incurred for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance and tax planning and structuring.

Audit-Related Fees and All Other Fees

“Audit Related Fees” and “All Other Fees” consist of fees and related expenses for products and services other than services described under “Audit Fees” and “Tax Fees.” All other fees specifically relate to reputational due diligence performed for some of our property acquisitions.

Pre-Approval Policy

All audit, tax and other services provided to us were reviewed and pre-approved by the audit committee or a member of the audit committee designated by the full committee to pre-approve such services. The audit committee or designated member concluded that the provision of such services by PricewaterhouseCoopers LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

A representative of PricewaterhouseCoopers LLP will be present at the annual meeting, will be given the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

The board of directors recommends a vote FOR the ratification of the appointment of the independent registered public accountants.

AUDIT COMMITTEE REPORT

The following is a report by the audit committee regarding the responsibilities and functions of the audit committee.

The audit committee oversees the company’s financial reporting process on behalf of the board of directors, in accordance with the audit committee charter. Management is responsible for the company’s financial statements and the financial reporting process, including implementing and maintaining effective internal control over financial reporting and for the assessment of, and reporting on, the effectiveness of internal control over financial reporting. The company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for expressing opinions on the conformity of the company’s audited financial statements with accounting principles generally accepted in the United States of America and on the effectiveness of the company’s internal control over financial reporting.

In fulfilling its oversight responsibilities, the audit committee reviewed with management and PricewaterhouseCoopers LLP the audited financial statements for the year ended December 31, 2014 and the reports on the effectiveness of the company’s internal control over financial reporting as of December 31, 2014 contained in the company’s annual report on Form 10-K for the year ended December 31, 2014, and discussed with management the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The audit committee also reviewed and discussed with management and PricewaterhouseCoopers LLP the disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Controls and Procedures” included in the annual report on Form 10-K for the year ended December 31, 2014.

In addition, the audit committee received and discussed the written disclosures and the letter from PricewaterhouseCoopers LLP that are required by applicable requirements of the Public Company Accounting Oversight Board regarding the firm’s communications with the audit committee concerning independence, discussed with PricewaterhouseCoopers LLP the firm’s independence from management and the audit committee, and discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the PCAOB Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

In reliance on the reviews and discussions referred to above, prior to the filing of the company’s annual report on Form 10-K for the year ended December 31, 2014 with the SEC, the audit committee recommended to the board of directors (and the board approved) that the audited financial statements be included in such annual report for filing with the SEC.

The members of the audit committee are not professionally engaged in the practice of auditing or accounting. Members of the audit committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent registered public accountants. Accordingly, the audit committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the audit committee’s considerations and discussions referred to above do not assure that the audit of the company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that PricewaterhouseCoopers LLP is in fact “independent.”

Submitted by the Audit Committee of the Board of Directors

Hans S. Weger

Larry T. Guillemette

Christopher P. Marr

COMPENSATION COMMITTEE REPORT

The following is a report by the compensation committee regarding our executive officer compensation program.

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement (“CD&A”) with management of the company. Based on the compensation committee’s review of the CD&A and the compensation committee’s discussions regarding the CD&A with management, the compensation committee recommended to the board of directors (and the board has approved) that the CD&A be included in the company’s proxy statement on Schedule 14A prepared in connection with the annual meeting.

Submitted by the Compensation Committee of the Board of Directors

Larry T. Guillemette

Virgis W. Colbert

Jeffrey D. Furber

Hans S. Weger

EXECUTIVE OFFICER COMPENSATION

Compensation Discussion and Analysis

The executive officers named in the “Summary Compensation Table” for 2014 are Benjamin S. Butcher, our chief executive officer, president and chairman of the board of directors; Geoffrey G. Jervis, our chief financial officer, executive vice president and treasurer, Gregory W. Sullivan, our former chief financial officer, executive vice president and treasurer (through April 21, 2014); Stephen C. Mecke, our chief operating officer and executive vice president; Kathryn Arnone, our former executive vice president, general counsel and secretary (through December 15, 2014); and David G. King, our executive vice president and director of real estate operations. The compensation committee is responsible for establishing our executive officers compensation program. The program sets the structure and levels of executive officer compensation and establishes the performance-based metrics and individual goals against which the officers’ performances are evaluated by the compensation committee. In establishing its executive compensation program, the compensation committee considered, among other things, analyses prepared by and the advice of FTI Consulting, Inc. (“FTI”), an independent compensation consultant engaged by the compensation committee.

The principles underlying the key elements of our executive compensation program and factors relevant to an analysis of the compensation program are discussed below. The key elements are designed to be flexible and complementary and to serve, collectively, the objectives of our executive compensation program.

Below are certain features of our current executive compensation practices – both the practices we believe drive performance and the practices we have not implemented because we do not believe they would serve the stockholders’ long-term interests:

•                  A substantial majority of executive officer pay is tied to our performance and not guaranteed.  Two of the primary components of our executive compensation program are annual cash incentive bonuses and long-term equity awards, which historically have been LTIP units.  The bonuses vary according to performance and are not guaranteed. In the absence of stock price appreciation, LTIP units will not have value beyond distributions actually paid.  Unlike common stock, LTIP units lack an immediate liquidation value upon grant.

•                  Another portion of executive officer pay is tied to individual performance and is also not guaranteed.  While we calculate annual bonuses using both corporate performance and individual performance, we heavily weight toward corporate performance, which reflects the committee’s belief that the company should require a uniform commitment to corporate success from all of its senior officers, irrespective of their office.

•                  A relatively small portion of pay is not dependent on company performance.  Annual base salaries for our executives are intended to be approximately 25% or less of total compensation.

•                  The ability to measure the company’s performance against sensible standards is essential, and the committee considers the comparison of the company’s total stockholder return, defined as common stock price appreciation plus dividends, assuming reinvestment of dividends into additional shares of common stock (“TSR”), to the TSR of our peers to be the best indicator of performance.

•                  We measure performance against multiple indices to avoid the risk of poor correlation of performance and reward that is inherent in reliance on a single peer index.

•                  We mitigate undue risk, including utilizing retention provisions, multiple performance targets, and robust board and management processes to identify risk. We do not believe the executive compensation program creates risks that are reasonably likely to pose a material adverse impact to our company.

•                  We have reasonable post-employment and change in control provisions.  Our employment agreements with the named executive officers generally provide for cash payments after a change in control only if an employee is also terminated within one year of the change in control (a double-trigger).

•                  Our employment agreements with the executive officers do not include tax gross-up provisions with respect to payments contingent upon a change in control.

•                  The compensation committee benefits from its utilization of an independent compensation consulting firm.  The reports prepared by the compensation consulting firm are used by the compensation committee to set executive compensation at levels that are competitive with our peers. Our compensation consulting firm does not provide any other services to us.

•                  We do not reprice underwater stock options.

•                  The Equity Incentive Plan prohibits recycling of stock options and stock appreciation rights and generally requires a minimum three-year vesting period for stock options and stock appreciation rights.

•                  We provide only modest perquisites that have a sound benefit to our business.

•                  We do not have pension plans.

•                  We have adopted stock ownership guidelines for executive officers (six times base salary for our chief executive officer and three times base salary for our other executive officers).

Executive Compensation Program Goals and Objectives

The compensation committee’s overarching goal is to attract and maintain an excellent executive management team that enhances stockholder value over the long term. The executive compensation program is, therefore, designed to provide substantial incentives to focus executive management’s efforts accordingly. The compensation program also is designed to encourage and reward executives who successfully execute the company’s business strategy, who provide thoughtful and creative stewardship and who exhibit outstanding performance. Specific objectives of the compensation program are to:

•                  encourage and maintain a performance-driven company culture;

•                  align the interests of those executive officers with the interests of stockholders;

•                  provide the compensation committee with the flexibility and discretion to reflect appropriately both individual circumstances and variable business conditions; and

•                  attract and retain talented and experienced officers.

Consistent with these objectives, executive compensation is heavily weighted toward (i) performance-based metrics for bonuses and (ii) long term equity incentives. We believe that the executive compensation program supports these objectives by providing the named executive officers with a multi-faceted compensation package, comprising a base salary, the opportunity to earn an annual cash bonus and awards under the Equity Incentive Plan and outperformance programs.

How We Determine Executive Compensation

The compensation committee determines compensation for our named executive officers and currently has four independent directors, Messrs. Colbert, Guillemette, Furber and Weger. The compensation committee exercises independent discretion with respect to executive compensation matters and administers our equity incentive programs, including reviewing and approving equity grants to our named executive officers pursuant to the Equity Incentive Plan, the 2011 OPP and the 2015 OPP. The compensation committee operates under a written charter adopted by the board of directors, a copy of which is available on our website at www.stagindustrial.com. Information contained on our website is not incorporated by reference into this proxy statement and you should not consider information contained on our website to be part of this proxy statement.

The initial compensation arrangements with our named executive officers were determined in negotiations with each individual executive officer and were formalized in the executive officers’ employment agreements, as described below in “—Employment Agreements.” In 2014, the compensation committee revised the executive compensation program based on updated information provided by FTI, as well as information from other sources described in greater detail below in “—Engagement of Compensation Consultant.”  In making compensation decisions, the compensation committee evaluated the performance of our chief executive officer and, together with our chief executive officer, assessed the individual performance of the other named executive officers. The compensation committee also reviewed market-based compensation data provided by FTI and from data publicly available from other sources such as NAREIT, Institutional Shareholder Services and SNL Financial. During 2014, the compensation committee consulted with FTI and held meetings both independently and with the participation of our chief executive officer.

Compensation Committee Consideration of the 2014 Vote on Executive Compensation

In determining our executive compensation program for the remainder of 2014 and 2015, the compensation committee generally considered the results of the 2014 advisory vote of our stockholders on executive compensation presented in our 2014 proxy statement. The compensation committee noted that more than 97% of the votes cast approved the compensation of the named executive officers in our 2014 proxy statement. The compensation committee considered these voting results as supportive of the committee’s general executive compensation practices.

Engagement of Compensation Consultant

The compensation committee is authorized to retain the services of one or more executive compensation consultants, in its discretion, to assist with the establishment and review of our compensation programs and related policies. The compensation committee has sole authority to hire, terminate and set the terms of future engagement with FTI or any other compensation consultant.

The compensation committee engaged FTI, an independent compensation consulting firm, to provide market-based compensation data to assist the committee in the implementation of our comprehensive executive compensation program. In connection with these efforts, FTI prepared for the compensation committee reports that included compensation analyses for each executive position, an analysis of a recommended peer group for the company, description of the methodology used to provide the compensation analyses and an analysis of board compensation. FTI researched competitive market practices, reviewed the proxy statements of its recommended peer group and checked its own proprietary information data bases. The compensation committee reviewed the peer group compensation analyses and methodology and, with reference to the FTI report and other factors more specific to the company, it approved the executive compensation program.

Peer Groups

Our focus on single tenant industrial properties that represent relative value is uncommon, making the identification of directly comparable companies difficult. As a result, FTI recommended 24 publicly-traded real estate investment trusts (“REIT”) with implied equity market capitalizations, as of July 25, 2014, ranging from approximately $618 million to $3 billion, having an average market capitalization of approximately $1.5 billion, with a diverse investment focus, including industrial, lodging, health care, shopping center, multi-family, office and free-standing REITs (the “size-based peer group”). The companies in the size-based peer group are listed below:

Acadia Realty Trust	First Industrial Realty Trust, Inc.	Parkway Properties, Inc.
Ashford Hospitality Trust, Inc.	First Potomac Realty	Pebblebrook Hotel Trust
Associated Estates Realty Corp.	Getty Realty Corporation	Pennsylvania Real Estate Investment Trust
Chesapeake Lodging Trust	Hersha Hospitality Trust	Ramco-Gershenson Property Trust
Cousins Property Incorporated	Hudson Pacific Properties, Inc.	Retail Opportunity Investments Corp.
Education Realty Trust, Inc.	Inland Real Estate Corporation	Sabra Health Care REIT, Inc.
Excel Trust, Inc.	LTC Properties, Inc.	Strategic Hotels & Resorts, Inc.
FelCor Lodging Trust Incorporated	National HealthCare Corporation	Summit Hotel Properties, Inc.

The FTI reports analyzed actual 2014 base salaries, cash bonuses paid with respect to 2013 performance, long-term compensation including time-based share awards, performance-based share awards and stock option grants for the companies in the peer group. The reports also compared the peer group’s TSR to the company’s TSR.

For 2014, the compensation committee also used a group of companies that primarily own industrial real estate and had implied equity market capitalizations, as of July 25, 2014, ranging from approximately $583 million to $2.9 billion (the “industry peer group”).  The companies in the industry peer group are listed below:

DCT Industrial Trust Inc.

First Industrial Realty Trust, Inc.

Eastgroup Properties, Inc.

Monmouth Real Estate Investment Corporation

PS Business Parks, Inc.

Terreno Realty Corporation

Chambers Street Properties

Company Performance and 2014 Executive Compensation

Company Performance

Below are our significant achievements during 2014:

•                  acquired 43 properties with approximately 9.3 million square feet, representing 31% growth of our total assets on a real estate cost basis from year-end 2013;

•                  achieved an attractive occupancy rate of approximately 94.9% at year-end 2014;

•                  achieved a retention rate of approximately 69.7% for leases expiring in 2014;

•                  achieved, as of December 31, 2014, a ratio of net debt to real estate cost basis of approximately 37% and a ratio of total long-term indebtedness to enterprise value of approximately 28%;

•                  priced and modified all of our unsecured debt (approximately $1 billion), resulting in an increase in maturity of 4.5 years and an improvement and conformity of our debt covenants;

•                  raised equity capital of approximately $317 million through our at-the-market offering programs and a follow-on common stock offering in October 2014;

•                  maintained an investment grade rating from a nationally recognized statistical rating agency;

•                  increased common stock dividend twice for a total increase of 10% in 2014 and, at December 31, 2014, provided a dividend yield of 5.4% based on the year-end closing stock price of $24.50;

•                  for 2014 compared to 2013, increased our funds from operations per share by approximately 18% and our net operating income per share by approximately 25%;

•                  increased the common stock price by 20% over year-end 2013; and

•                  achieved a TSR for 2014 of approximately 27%.

For purposes of the above, we define:

•                  “net debt” as our total long-term indebtedness less cash and cash equivalents on hand;

•                  “long-term indebtedness” as our unsecured credit facility, our unsecured term loans, our unsecured notes and our mortgage notes payable;

•                  “real estate cost basis” as the book value of rental property and deferred leasing intangibles, exclusive of the related accumulated depreciation and amortization; and

•                  “enterprise value” as the market value of our common stock (based on the period-end closing price on the New York Stock Exchange (“NYSE”)) plus the liquidation value of our preferred stock plus our long-term indebtedness.

In addition, funds from operations and net operating income meet the definition of “non-GAAP financial measures” as set forth in Item 10(e) of Regulation S-K promulgated by the SEC.  Please refer to our annual report on Form 10-K for the year ended December 31, 2014, for an explanation of why our management considers these measures, the historical amounts of these two measures and a reconciliation of the measures to the nearest measure under generally accepted accounting principles.

Key Elements of Executive Compensation

Set forth below is an overview of the key elements of the company’s compensation program for its executive officers, including annual cash compensation, equity awards and health and retirement benefits.

Annual Base Salary

Annual base salary provides a minimum level of compensation commensurate with an experienced and motivated individual of the appropriate caliber and background to perform an executive officer’s job. It should be benchmarked to current market rates to ensure that we are able to attract new executive officers, if necessary. Base salary levels are intended to provide a steady source of income sufficient to permit these officers to focus effectively on their professional responsibilities. Base salaries of our named executive officers are reviewed and may be adjusted periodically by the compensation committee. No formulaic base salary increases are provided to our named executive officers. The compensation committee has determined that executive officers’ salaries should generally constitute no more than 25% of total annual compensation. The compensation committee also determined that it was in the best interests of the company to maintain a conservative approach to base salaries in 2014 and, as a result, approved salaries that, for most of our executives, were around the 50th percentile of the company’s size-based peer group. Annual base salaries paid to all of the named executive officers during 2014 are set forth in the “Summary Compensation Table” below.

For 2015, the compensation committee did not elect to change the base salaries for our executive officers, which as a result remain at 2014 levels: Mr. Butcher, $515,000; Mr. Jervis, $360,000; Mr. Mecke, $309,000; Mr. Jeffrey M. Sullivan, $290,000; and Mr. King, $272,950.

Cash Incentive Compensation Program

As set forth in the named executive officers’ employment agreements, each named executive officer is eligible to earn a discretionary annual cash bonus. The compensation committee believes that cash bonuses are central to the attainment of the executive compensation program’s objectives. Bonuses encourage our named executive officers to achieve both company and individual performance goals, which fosters a performance-driven company culture that aligns the executives’ interests with the stockholders’ interests while, at the same time, allowing the compensation committee flexibility and discretion. The compensation committee also believes that both the company’s performance and the individual executive officer’s performance, as well as other factors the compensation committee deems relevant in its discretion, should be evaluated in setting the executive officer’s bonus award. The compensation committee has determined that the named executive officers’ annual cash bonuses should generally constitute approximately 25% of total annual compensation. As described below, the compensation committee’s (and the chief executive officer’s with respect to the other named executive officers) determination of the 2014 annual cash bonus program was guided by the company’s TSR, as well as individual performance.

The compensation committee set the target total cash compensation (annual base salary and annual cash bonus) for each executive officer at the 50th percentile for the cash compensation for the same or equivalent position for the companies in our size-based peer group. The compensation committee then determined the annual cash bonuses using two factors weighted as follows: (i) 75% of each calculated bonus award was based on company performance (as described in more detail below); and 25% of each calculated bonus award was based on individual performance of each named executive officer as assessed by the compensation committee (or with respect to the officers other than the chief executive officer, by the chief executive officer and the compensation committee).  The compensation committee weighted company performance metrics more heavily than individual performance to closely identify the named executive officers’ interests with our stockholders’ interests. The 50th percentile target and the specified performance metrics were not a guarantee of a minimum bonus or a threshold for granting bonuses. The compensation committee, at its discretion and after taking into consideration changing business conditions, the performance of individual executive officers and other factors, can award higher or lower amounts.

Company Performance—Total Stockholder Return.  In developing the company performance factor for 2014, the compensation committee focused on TSR, which the compensation committee believes is the best measurement to align management’s interests with our stockholders as it is more reflective of our company’s and, by extension, the executive officers’ performance. The compensation committee determined that our TSR performance should be measured in relation to the size-based peer group, the RMZ for U.S. equity REITs and the industry peer group, which comparisons would provide discrete, rational and measurable benchmarks for comparison of our performance.

Seventy-five percent (75%) of each calculated bonus award is based on the company’s TSR for 2014 relative to the companies in the peer group, the RMZ and the industry peer group. Our initial TSR percentile is calculated by comparing our TSR for the year to the TSR for each of size-based peer group, the RMZ and the industry peer group for the year and then averaging those percentile rankings.

For example, if our TSR ranks in the 50th percentile of the size-based peer group, the 60th percentile of the RMZ’s and the 70th percentile of the industry peer group, then our initial TSR percentile for purposes of the cash bonus awards would be the 60th percentile.  That initial TSR percentile is then adjusted according to a “muting” methodology.  For performance above or below the 50th percentile, the initial TSR percentile is adjusted at half the variation from the 50th percentile to determine the final compensation percentile. For example, if company performance results in an initial TRS percentile set at the 60th percentile, the final compensation percentile for the purpose of calculating the cash bonus award would be set at the 55th percentile (the +10% performance would result in a +5% award) of the size-based peer group.

For 2014, we generated a TSR of 27% resulting in a percentile rank in the size-based peer group of 45.3, the RMZ of 48.9 (using as comparison only those companies that were in the RMZ at both the beginning and end of 2014), and the industry peer group of 80.8, resulting in an initial TSR percentile rank of 58.3.  The ranks were calculated based on a normal, or “z” distribution.  After applying the muting methodology described above, the final compensation percentile for 2014 was 54.2.  Therefore, the compensation committee determined that each named executive officer should receive compensation at the 54th percentile of the size-based peers for the company performance component of his/her bonus award.

Individual Performance.  Twenty-five percent (25%) of an executive officer’s total calculated bonus is awarded based on the compensation committee’s (and the chief executive officer’s with respect to the other named executive officers) assessment of the individual executive officer’s performance in 2014. In its review, the compensation committee considered the following factors:

•                  with respect to Mr. Butcher, his exemplary leadership and steady guidance of the company and management of our senior leadership team from its inception through a very successful 2014;

•                  with respect to Mr. Jervis, his successful refinancing or amendment of all of our unsecured borrowings, his supervision and reorganization of our accounting, control and reporting functions, his significant efforts in meeting with the investment community, and the company’s continuing compliance with its Sarbanes-Oxley program;

•                  with respect to Mr. Mecke, his stewardship of the company’s acquisition of 43 industrial facilities at a cost of $429.1 million, representing an increase in the company’s portfolio of 31% (exceeding 2014 growth target by 25%), and his leadership in the day-to-day operations of the company;

•                  with respect to Ms. Arnone, her timely adherence to the company’s regulatory filing requirements, her supervision of all of our legal activities including stock offerings, closings, leasing matters and financings, and her supervision of all employment matters; and

•                  with respect to Mr. King, his supervision of our leasing efforts resulting in the achievement of a 94.9% occupancy rate, a 69.7% retention rate and an annualized cash rent growth of approximately 5.1% for renewal and new leases, his successful disposition of non-core properties, and his success in executing the maintenance of our portfolio with only nominal capital expenditures.

As a result, the compensation committee determined that Messrs. Butcher, Mecke and King should receive 80%, Mr. Jervis should receive 90%, Ms. Arnone should receive 75% and, by agreement, Mr. Sullivan should receive 50% of the percentage points available to him/her for the individual performance component of his/her bonus award.  After adjustment for the “muting” methodology described above, the individual performance percentiles for each named executive officer were as follows: Mr. Butcher – 65th, Mr. Jervis – 70th, Mr. Sullivan – 50th, Mr. Mecke – 65th, Ms. Arnone – 63rd and Mr. King – 65th.

Calculation of the Bonus Awards.  Based on the company’s actual performance in 2014 with respect to the specified performance metrics and the compensation committee’s assessment of individual performances described above, the compensation committee approved annual cash bonuses for the named executive officers for 2014 in the following amounts:

		2013 Total Cash Compensation of Size-Based Peer Group						Target Total Cash
Executive	2014 Base Salary	25th Percentile	50th Percentile	75th Percentile	Muted Company Performance Percentile	Muted Individual Performance Percentile	Total Muted Percentile	Compensation at Total Muted Percentile	2014 Cash Bonus Award
Benjamin S. Butcher	$515,000	$1,289,920	$1,581,343	$2,015,960	54	65	57	$1,700,863	$1,185,863
Geoffrey G. Jervis	360,000	565,000	714,064	852,013	54	70	58	758,897	398,897(1)
Gregory W. Sullivan	309,000(2)	565,000	714,064	852,013	54	50	53	731,308	422,308(3)
Stephen C. Mecke	309,000	622,486	717,923	804,112	54	65	57	741,625	432,625
Kathryn Arnone	283,250	489,815	592,030	654,673	54	63	56	607,691	324,441
David G. King	272,950	560,404	648,450	729,881	54	65	57	670,844	397,894

(1)           Reflects the total cash bonus award amount for Mr. Jervis for 2014.  The actual cash bonus award paid to Mr. Jervis for 2014 was $199,995, which reflects the portion of the year that he served as an executive officer.

(2)           Reflects Mr. Sullivan’s salary at the time his employment terminated.

(3)           By agreement, the cash bonus award for Mr. Sullivan for 2014 was capped at $360,180.

Equity Incentive Compensation Program

The goals of our long-term, equity-based awards are to incentivize and reward increases in long-term stockholder value and to align the interests of our named executive officers with the interests of our stockholders. Because vesting is based on continued employment, our equity-based incentives also encourage the retention of our named executive officers through the award vesting period. The compensation committee considers this alignment of vital importance and, as a result, long-term, equity-based awards will generally constitute 50% of total annual compensation.

The compensation committee has made and may make certain awards to our named executive officers in the form of LTIP units. LTIP units are a separate series of units of limited partnership interests in our operating partnership. LTIP units, granted either as free-standing awards or in tandem with other awards under the Equity Incentive Plan, will be valued by reference to the value of shares of our common stock, and will be subject to such conditions and restrictions as the compensation committee may determine, including continued employment or service, computation of financial metrics and/or achievement of pre-established performance goals and objectives. If applicable conditions and/or restrictions are not attained, participants will forfeit their LTIP units. Unless otherwise provided, LTIP unit awards, whether vested or unvested, will entitle the participant to receive current distributions from our operating partnership equivalent to the dividends that would be payable with respect to the number of shares of our common stock underlying the LTIP unit award.

While the compensation committee has the ability to grant various equity formulations to the executive officers under the Equity Incentive Plan, to date the compensation committee has deemed LTIP unit awards to be an effective means to ensure alignment of the executives’ interests with those of the stockholders. LTIP units are structured as “profits interests” for U.S. federal income tax purposes, and we do not expect the grant, vesting or conversion of LTIP units to produce a tax deduction for us based on current U.S. federal income tax law. The key feature of LTIP units is that, at the time of award, LTIP units, as profits interests, initially will not have full parity on a per unit basis, with the operating partnership’s common units with respect to liquidating distributions. Upon the occurrence of specified events, LTIP units can over time achieve full parity with common units and therefore accrete to an economic value for the participant equivalent to common units. If such parity is achieved, LTIP units may be converted, subject to the satisfaction of applicable vesting conditions, on a one-for-one basis into common units, which in turn are redeemable by the holder for shares of common stock on a one-for-one basis or for the cash value of such shares, at the company’s election. However, there are circumstances under which LTIP units will not achieve parity with common units, and until such parity is reached, the value that a participant could realize for a given number of LTIP units will be less than the value of an equal number of shares of common stock and may be zero. The compensation committee believes that this characteristic of the LTIP units, that they achieve real value only if our share value appreciates, links the executives’ compensation to our performance. Under the Equity Incentive Plan, each LTIP unit awarded will be equivalent to an award of one share of common stock reserved under the Equity Incentive Plan, thereby reducing the number of shares of common stock available for other equity awards on a one-for-one basis.

LTIP units are awarded as an alternative to restricted stock. One key disadvantage of restricted stock is that executives are generally taxed on the full market value of a grant at the time of vesting, even if they choose to hold the stock. As a result, executives may need to sell a portion of their vested shares to pay taxes on their restricted stock awards from prior years. Conversely, an executive who received LTIP units would generally be taxed only when he or she chooses to liquidate his or her LTIP units, rather than at the time of vesting. Another key disadvantage of restricted stock is that, unlike LTIP units that achieve real value only if our share value appreciates, restricted stock has value from the date of grant and requires only the passage of time to achieve real value to the executives.

The compensation committee believes that using LTIP units for equity-based awards (i) links the executives’ compensation to the performance of the company, (ii) serves our objectives by increasing the after-tax value of a given equity grant and, therefore, enhances our equity-based compensation package for executives as a whole, (iii) advances the separate goal of promoting long-term equity ownership by executives, (iv) has no worse effect on dilution as compared to using restricted stock, (v) does not increase our recorded expense on account of equity-based compensation awards, (vi) further aligns the interests of executives with the interests of stockholders and (vii) because LTIP units are offered by many of our peers, it enables us to remain competitive with our peers in recruiting and retaining talented executives.

In January 2014, the compensation committee approved equity awards for the following fiscal year in dollar values, with the number of shares/units granted calculated by dividing the dollar value of the approved awards by the closing market price on the NYSE of a share of our common stock on the effective date of grant. The timing, amounts and types of future awards will be in the compensation committee’s discretion.

In determining the size of the long-term equity incentives awarded to our named executive officers for 2014 service, the compensation committee considered, among other things, the role and responsibilities of the individual, competitive factors and individual performance history. These awards were intended to enable our executive officers to establish a meaningful equity stake in our company that would vest over a period of years based on continued service. We believe that these awards enable us to deliver competitive compensation value to the executive officers at levels sufficient to attract and retain top talent within our executive officer ranks. The compensation committee did not determine annual equity awards based on the attainment of any particular individual or company-level performance goals or the application of any benchmarking or formula. Instead, the compensation committee considered all of the relevant factors as applied to each named executive officer, and made a subjective determination as to the appropriate equity grant level based on that information, taking into consideration the compensation committee’s collective experience regarding appropriate annual equity grant levels.

Based on this assessment and pursuant to the Equity Incentive Plan, the compensation committee approved the following awards of LTIP units to our named executive officers. The following table sets forth the number and value of the LTIP unit awards to our named executive officers granted on January 2, 2014 for 2014 compensation. The LTIP unit awards were issued on January 2, 2014 based on the full grant date fair value determined in accordance with ASC Topic 718, disregarding for this purpose the estimate of forfeitures.  See Note 8 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2014, for a discussion of our accounting of LTIP units.

Executive	Number of LTIP Units Issued	Value of LTIP Unit Award
Benjamin S. Butcher	88,452	$1,706,239
Gregory W. Sullivan	30,326	$584,989
Stephen C. Mecke	30,326	$584,989
Kathryn Arnone	27,799	$536,243
David G. King	26,788	$516,741

LTIP unit awards for Messrs. Butcher, Sullivan, Mecke and King and Ms. Arnone vest over five years in equal installments on a quarterly basis beginning on March 31, 2014, subject to continued service as an employee and, as applicable, director. See “Severance Arrangements with Mr. Gregory W. Sullivan and Ms. Arnone” below for more information about the vesting of LTIP units held by Mr. Gregory W. Sullivan and Ms. Arnone.

Upon effectiveness of his employment agreement on July 2, 2014 and pursuant to the Equity Incentive Plan, Mr. Jervis was granted an initial award of 14,850 LTIP units, equal in fair value at the time of such grant to $341,996.  Such LTIP units will vest over five years in equal installments on a quarterly basis beginning on September 30, 2014, subject to continued service as an employee.  In addition, upon effectiveness of his employment agreement and pursuant to the Equity Incentive Plan, Mr. Jervis was granted an additional award of 52,106 LTIP units, equal in fair value at the time of such grant to $1.2 million, which will vest at the end of a three-year term, running concurrently with the initial term of the employment agreement.

In January 2015, the compensation committee approved the grant of an aggregate of 196,058 LTIP units to our named executive officers for 2015 compensation. The grants were made on January 12, 2015. These LTIP unit awards vest over three years in equal installments on a quarterly basis beginning on March 31, 2015, subject to continued service as an employee and, as applicable, director.  Such grants will be reflected in the “Summary Compensation Table” and “2015 Grants of Plan-Based Awards” table in our proxy statement for the 2016 annual meeting of stockholders. The committee reduced the awards to the executive officers to offset the fair value accounting cost to the company of the 2015 OPP discussed below.

2011 Outperformance Program

On September 20, 2011, the compensation committee approved the 2011 OPP under the Equity Incentive Plan as a fourth element of our executive compensation program to provide certain key employees of our company with incentives to contribute to our growth and financial success. The compensation committee, which was responsible for administering the 2011 OPP, worked with independent compensation consultants to develop the terms of the 2011 OPP. In furtherance of the compensation committee’s intent to align the officers’ interests with the stockholders’ interests, the 2011 OPP utilized TSR over a three-year measurement period as the performance measurement.

Recipients of awards under the 2011 OPP shared in an outperformance pool if our TSR, including both stock appreciation and dividends, exceeded absolute and relative hurdles over a three-year measurement period from September 20, 2011 to September 20, 2014, based on a beginning value of $12.50 per share of our common stock. The aggregate reward that all recipients collectively could earn, as measured by the outperformance pool, was capped at $10 million.

Provided our increase in cumulative absolute TSR over the three-year measurement period was equal to or greater than 25% (the “2011 Threshold Percentage”) of a beginning value of $12.50 per share of our common stock, the outperformance pool would consist of 10% of the excess TSR above a relative TSR hurdle. The hurdle was equal to the total return of the RMZ plus five percentage points over the three-year measurement period. No awards would have been granted under the 2011 OPP if our absolute TSR was below the 2011 Threshold Percentage. If our TSR was equal to or in excess of the 2011 Threshold Percentage and greater than the relative TSR hurdle, then the award recipients would be entitled to the payments described below.

Each participant’s award under the 2011 OPP was designated as a specified percentage of the aggregate outperformance pool.  The compensation committee approved the following percentage allocations of the aggregate outperformance pool under the 2011 OPP for our named executive officers and other employees:

•                  Benjamin S. Butcher, chief executive officer and president, 20.0%;

•                  Gregory W. Sullivan, executive vice president, chief financial officer and treasurer, 14.0%;

•                  Stephen C. Mecke, executive vice president and chief operating officer, 14.0%;

•                  Kathryn Arnone, executive vice president, general counsel and secretary, 11.0%;

•                  David G. King, executive vice president and director of real estate operations, 11.0%; and

•                  other employees (in the aggregate), 30.0%.

Assuming the applicable absolute and relative TSR thresholds were achieved at the end of the measurement period, the outperformance pool would be calculated and then allocated among the award recipients in accordance with each individual’s percentage. The awards were paid in the form of fully vested shares of our common stock, unless the compensation committee elected, with the award recipient’s consent, to issue the award recipient other securities or to make a cash payment to the award recipient equal to all or a portion of the award recipient’s share of the outperformance pool. The number of shares of common stock earned by each award recipient was determined at the end of the performance measurement period by dividing his or her share of the outperformance pool by the closing price of our common stock on the valuation date.

The compensation committee determined that the performance hurdles outlined in the 2011 OPP had been met as of September 19, 2014.  Based on this assessment and pursuant to the Equity Incentive Plan, the compensation committee approved the following awards of LTIP units to our named executive officers under the 2011 OPP. The following table sets forth the number and value of the LTIP unit awards to our named executive officers as of September 19, 2014 (using the closing price of a share of our common stock on the NYSE on this date). These LTIP units were fully vested as of the grant date.

Executive	Number of LTIP Units Issued	Value of LTIP Unit Award
Benjamin S. Butcher	92,464	$1,999,996
Gregory W. Sullivan (1)	43,657	$944,301
Stephen C. Mecke	64,724	$1,399,980
Kathryn Arnone	50,855	$1,099,994
David G. King	50,855	$1,099,994

(1)                                 Mr. Sullivan’s award was paid in vested shares of common stock and cash, not LTIP units.  The amount of cash was equal to the estimated federal and state tax on the award.  If we paid the entire award in shares, Mr. Sullivan would have received 64,724 shares of common stock with a value of $1,399,980.

2015 Outperformance Program

On January 12, 2015, the compensation committee approved the 2015 OPP under the Equity Incentive Plan to provide certain key employees of our company with incentives to contribute to the growth and financial success of our company. The 2015 OPP utilizes TSR over a three-year measurement period ending January 1, 2018, as the performance measurement.  The 2015 OPP is similar to the 2011 OPP adopted by the compensation committee in 2011 for a three-year period ended September 20, 2014.

Recipients of awards under the 2015 OPP will share in an outperformance pool if our TSR, including both stock appreciation and dividends (assuming reinvestment), exceeds an absolute hurdle over a three-year measurement period from January 1, 2015, to January 1, 2018, based on a beginning value of $24.4895 per share of our common stock. The aggregate reward that all recipients collectively can earn, as measured by the outperformance pool, is capped at the lesser of (i) 0.24% of our market capitalization at the end of the measurement period, and (ii) $15,360,000.

Provided our increase in cumulative TSR over the three-year measurement period is equal to or greater than 25% (the “2015 Threshold Percentage”), the outperformance pool will consist of 10% of the excess TSR above a target TSR hurdle (the “Target Return”). The Target Return is equal to the TSR over the three-year measurement period of the MSCI US REIT Index plus five percentage points.  No awards will be paid under the 2015 OPP if our cumulative TSR is below the 2015 Threshold Percentage.  If our cumulative TSR is equal to or in excess of the 2015 Threshold Percentage and greater than the Target Return, then the award recipients will be entitled to the payments described below.

Each participant’s award under the 2015 OPP will be designated as a specified percentage of the aggregate outperformance pool.  The compensation committee approved the following percentage allocations of the aggregate outperformance pool under the 2015 OPP for our named executive officers and other employees:

•                  Benjamin S. Butcher, chief executive officer and president, 29.6%;

•                  Geoffrey G. Jervis, executive vice president, chief financial officer and treasurer, 11.9%;

•                  Stephen C. Mecke, executive vice president and chief operating officer, 10.2%;

•                  Jeffrey M. Sullivan, executive vice president, general counsel and secretary, 9.5%;

•                  David G. King, executive vice president and director of real estate operations, 9.0%; and

•                  other employees (in the aggregate), 29.8%.

Assuming the applicable return thresholds are achieved at the end of the measurement period, the outperformance pool will be calculated and then allocated among the award recipients in accordance with each individual’s percentage.  The award will be paid in the form of fully vested shares of our common stock, unless the compensation committee elects, with the award recipient’s consent, to issue the award recipient other securities of our company or our affiliates (including LTIP units) or to make a cash payment to the award recipient equal to the award recipient’s share of the outperformance pool.  The number of shares of common stock earned by each award recipient will be determined at the end of the performance measurement period by dividing his or her share of the outperformance pool by the closing price of our common stock on the NYSE on the valuation date. If a participant’s employment terminates for any reason other than cause (as defined in the 2015 OPP) before the end of the three-year measurement period, the participant’s award will be pro-rated to reflect the participant’s employment period through such date.  If a participant’s employment terminates for cause before the end of the three-year measurement period, the participant forfeits his or her rights in the 2015 OPP in full.

If a change in control (as defined in the 2015 OPP) occurs during the measurement period, the measurement period will end as of the date of the change of control, the 2015 Threshold Percentage and the Target Return will be pro-rated based on the portion of the original three-year period then elapsed and the outperformance pool will be calculated and allocated among the award recipients in accordance with each individual’s percentage.

The compensation committee may, in its absolute discretion, without amendment to the 2015 OPP, adjust any of the terms applicable to any award; provided, however, that no amendment shall adversely affect any outstanding award without the consent of the recipient thereof.

Employee Benefits

Our full-time employees, including our named executive officers, are eligible to participate in health and welfare benefit plans, which provide medical, dental, prescription, life insurance, disability insurance and related benefits.

Additional Compensation Components

In the future, as we further formulate and implement our compensation program, we may provide different and/or additional compensation components, benefits and/or perquisites to our named executive officers, to ensure that we provide a balanced and comprehensive compensation structure. We believe that it is important to maintain flexibility to adapt our compensation structure at this time to properly attract, motivate and retain the top executive talent for which we compete.

Employment Agreements

We enter into employment agreements with each of our named executive officers. We believe that the employment agreements benefit us by helping to retain the executives and by requiring the executive officers to devote the necessary business attention and time to our affairs. The employment agreement with Mr. Butcher is for a term of four years and the employment agreements with Messrs. Jervis, Mecke, Jeffrey M. Sullivan and King are for a term of three years; provided, however, that the term is automatically extended at the end of each term for successive one-year periods unless, not less than 60 days prior to the termination of the then existing term, either party provides a notice of non-renewal to the other party.

Pursuant to the employment agreements, our named executive officers also are eligible to receive additional awards of LTIP units and other equity awards, subject to the terms of the Equity Incentive Plan (or other then effective incentive plan) and the applicable award agreement. The employment agreements provide for immediate vesting of all outstanding equity-based awards held by the executive officers upon a change in control of us and their subsequent termination or non-renewal, termination of the executive officer’s employment by us without “cause” or by the executive officer for “good reason.” In addition, each of Messrs. Butcher, Jervis, Mecke, Jeffrey M. Sullivan and King will be subject to a non-competition provision for the twelve-month period following any termination of employment other than a termination by us without “cause” or by the executive officer for “good reason.” The employment agreements also provide for participation in any other employee benefit plans, insurance policies or contracts maintained by us relating to retirement, health, disability, vacation and other related benefits.

The employment agreement with Mr. Butcher provides that upon the termination of his employment either by us without “cause” or by the executive officer for “good reason,” or in the event that following a change of control we or our successor gives him a notice of non-renewal within 12 months following the change of control, Mr. Butcher will be entitled to the following severance payments and benefits, subject to his execution of a general release in our favor:

•                  a lump-sum cash payment equal to three times the sum of (1) Mr. Butcher’s then-current annual base salary; and (2) the bonus paid to Mr. Butcher for the most recently completed fiscal year for which the amount of his bonus was determined;

•                  our direct-to-insurer payment of any group health or other insurance premiums that Mr. Butcher would otherwise have been required to pay to obtain coverage under our group health and other insurance plans for a period of 18 months; and

•                  immediate vesting of all outstanding equity-based awards held by Mr. Butcher.

In addition, the employment agreement with Mr. Butcher provides that upon termination of his employment by his death or disability, Mr. Butcher will be entitled to receive his accrued and unpaid then-current annual base salary as of the date of his death or disability and the bonus pro-rated through the date of his death or disability.

The employment agreements with Messrs. Jervis, Mecke, Jeffrey M. Sullivan and King provide that upon the termination of an executive officer’s employment either by us without “cause” or by the executive officer for “good reason,” or in the event that following a change of control we or our successor gives the executive officer a notice of non-renewal within 12 months following the change of control, the executive officer will be entitled under his or her employment agreement to the following severance payments and benefits, subject to the executive officer’s execution of a general release in our favor:

•                  a lump-sum cash payment equal to two times the sum of (1) the executive officer’s then-current annual base salary; and (2) the bonus paid to the executive officer for the most recently completed fiscal year for which the amount of his or her bonus was determined;

•                  our direct-to-insurer payment of any group health premiums or other insurance that the executive officer would otherwise have been required to pay to obtain coverage under our group health and other insurance plans for a period of 18 months; and

•                  immediate vesting of all outstanding equity-based awards held by the executive officer.

In addition, the employment agreements with Messrs. Jervis, Mecke, Jeffrey M. Sullivan and King provide that, upon termination of the officer’s employment by the officer’s death or disability, the officer will be entitled to receive his or her accrued and unpaid then-current annual base salary as of the date of his or her death or disability and the bonus pro-rated through the date of his or her death or disability.  Messrs. Jervis and Jeffrey M. Sullivan will also be entitled to receive our direct-to-insurer payment of any group health or other insurance premiums they would have otherwise been required to pay to obtain coverage under our group health and other insurance plans for 18 months.

Pursuant to the employment agreements, Mr. Butcher receives a monthly vehicle and parking allowance of $1,400 and Messrs. Jervis, Mecke, Jeffrey M. Sullivan and King receive a monthly parking allowance of up to $500.

None of the employment agreements contains a Code Section 280G excise tax gross-up provision.

Arrangements with Mr. Gregory W. Sullivan and Ms. Arnone

On April 21, 2014, we entered into a consulting agreement with Mr. Gregory W. Sullivan, our former chief financial officer, executive vice president and treasurer, that provides for Mr. Sullivan to serve as a senior financial advisor to our company until April 21, 2015.  Pursuant to the terms of the consulting agreement, in exchange for his provision of financial advisory services, Mr. Sullivan received the following, provided certain conditions are met:

•                  a monthly consulting fee through April 20, 2015, at an annual rate equal to his 2014 base salary;

•                  eligibility to receive a cash bonus in January 2015 as determined by the compensation committee in accordance with the bonus criteria applied to our other executive officers, as if Mr. Sullivan had remained an employee of our company throughout 2014;

•                  continuation of health insurance premium reimbursement and continuation of dental,  disability and life insurance benefits until April 20, 2015;

•                  continued vesting of LTIP units according to the applicable LTIP unit agreement; provided, however, certain outstanding LTIP units vested as of April 28, 2014 and all outstanding LTIP units will vest as of April 20, 2015; and

•                  eligibility to receive his full award payment under the 2011 OPP in September 2014, subject to our performance satisfying the criteria for payment pursuant to the terms of the OPP.

On December 15, 2014, Ms. Arnone informed the board of directors of her decision to resign effective immediately.  In connection with her resignation, and pursuant to the terms of our LTIP unit agreements with Ms. Arnone (which terms provide for acceleration of vesting of LTIP units in the case of employment termination due to illness), her outstanding unvested LTIP units vested immediately upon her resignation.

Stock Ownership Guidelines for Executive Officers

We have adopted stock ownership guidelines that apply to all our executive officers. The stock ownership guidelines require that the chief executive officer and president own qualified securities equal to six times his/her annual base salary and the chief financial officer, chief operating officer and other executive officers own qualified securities equal to three times his/her annual base salary. Qualified securities include the company’s common stock, preferred stock, common units and LTIP units, whether owned directly or indirectly. Current executive officers have up to two years from the stock ownership guidelines adoption in November 2013 and newly appointed executive officers will have up to five years to comply with the stock ownership guidelines. All of our executive officers are in compliance with the stock ownership guidelines.

Prohibition Against Hedging and Pledging

Our insider trading policy prohibits our officers, directors and employees and their respective family members from, among other prohibited activities, directly or indirectly engaging in short-term or speculative transactions in our securities or in other transactions in our securities that may lead to inadvertent violations of insider trading laws. The insider trading policy prohibits our officers, directors and employees and their respective family members from, among other prohibited activities, (i) directly or indirectly engaging in strategies using puts, calls, equity swaps or other derivative securities on an exchange or in any other market in order to hedge or offset any decreases in the market value of any directly or indirectly owned securities of the company; (ii) engaging in short sale transactions or forward sale transactions or any short-term or speculative transactions in our securities or in other transactions in our securities that may lead to inadvertent violations of insider trading laws; and (iii) pledging our securities as collateral for a loan or otherwise using our securities to secure a debt, including through the use of traditional margin accounts with a broker.

EXECUTIVE OFFICER COMPENSATION TABLES

Summary Compensation Table

The following table sets forth the information required by Item 402 of Regulation S-K promulgated by the SEC. The table sets forth the base salary and other compensation that was paid or earned in 2014 by our named executive officers. With respect to equity incentive awards, the dollar amounts indicated in the table under “Stock Awards” are the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	All Other Compensation(2)	Total

Benjamin S. Butcher	2014	$515,000	$1,185,863	$1,706,239	$259,157	$3,666,259
Chief Executive Officer, President and Chairman of the Board	2013	$500,000	$800,400	$825,485	$192,941	$2,318,826
	2012	$412,650	$618,975	$775,888	$156,090	$1,963,603

Geoffrey G. Jervis(3)	2014	$180,000	$199,995	$1,541,997	$102,880	$1,978,337
Chief Financial Officer, Executive Vice President and

Gregory W. Sullivan(4)	2014	$309,000	$360,180	$584,989(5)	$103,708	$1,357,877(5)
Chief Financial Officer, Executive Vice President and Treasurer	2013	$300,000	$360,180	$577,627	$113,806	$1,351,613
	2012	$288,750	$360,938	$443,365	$79,770	$1,172,823

Stephen C. Mecke	2014	$309,000	$432,625	$584,989	$142,952	$1,469,566
Chief Operating Officer and Executive Vice President	2013	$300,000	$371,430	$577,627	$123,983	$1,373,040
	2012	$288,750	$360,938	$443,365	$87,832	$1,180,885

Kathryn Arnone(6)	2014	$283,250	$324,441	$536,243	$101,816	$1,245,750
Executive Vice President, General Counsel and Secretary	2013	$275,000	$283,731	$537,724	$87,473	$1,183,928
	2012	$268,800	$268,800	$285,410	$57,249	$880,259

David G. King	2014	$272,950	$397,894	$516,741	$117,146	$1,304,731
Executive Vice President and Director of Real Estate Operations	2013	$265,000	$265,133	$516,728	$92,643	$1,139,504
	2012	$258,300	$258,300	$285,410	$63,858	$865,868

(1)                                 Represents the total grant date fair value of LTIP units granted under the Equity Incentive Plan in 2014, 2013 and 2012, respectively, determined in accordance with ASC Topic 718, disregarding for this purpose the estimate of forfeitures. The LTIP unit awards vest over five years from the date of grant in equal installments on a quarterly basis, subject to continued service as an employee or director, except in the case of Mr. Jervis, approximately $1.2 million of his indicated award vests 100% on the third anniversary of the grant date, subject to continued service as an employee or director.

(2)                                 All other compensation for 2014 represents amounts paid for health insurance premiums, 401(k) matching contributions, automobile/parking allowances, and distributions on unvested common units, as follows:

Name	Insurance Premiums	401(K) Matching Contributions	Automobile/ Parking Allowances	Moving Expenses	Distributions on unvested common units	Total
Benjamin S. Butcher	$8,182	$7,800	$12,692	-	$230,483	$259,157
Geoffrey G. Jervis	$8,615	$2,717	$2,060	$46,535	$42,953	$102,880
Gregory W. Sullivan	$17,573	$7,254	$1,840	-	$77,041	$103,708
Stephen C. Mecke	$19,959	$7,800	$5,480	-	$109,713	$142,952
Kathryn Arnone	$8,182	$7,800	$5,480	-	$80,354	$101,816
David G. King	$19,959	$7,800	$5,588	-	$83,799	$117,146

(3)                                 Mr. Jervis’s employment began on July 1, 2014.

(4)                                 Mr. Sullivan transitioned to senior financial advisor on April 21, 2014.

(5)                                 Reflects the fair value of equity awards made in 2014.  Excludes $1,951,690 in fair value associated with the modification of Mr. Sullivan’s LTIP unit awards and $195,616 in fair value associated with the modification of his participation in the 2011 OPP.  If these additional fair values were included, the amount under “Stock Awards” would be $2,732,295 and the amount under “Total” would be $3,505,183.  These larger amounts, however, twice include the fair values, as of different dates, of LTIP unit awards made in 2014 and also include fair values associated with equity awards already reported for 2013 or 2012 or, in earlier proxy statements, for 2011.

The company and Mr. Sullivan agreed to the modifications in the consulting agreement entered into at the time of Mr. Sullivan’s transition to senior financial advisor.  Because of the modifications to the previously granted LTIP unit awards, in accordance with ASC Topic 718, we re-calculated the fair value of the modified LTIP unit awards as of the effective date of the consulting agreement.  The re-calculated fair value was $1,951,690, which we expensed in full as of the effective date of the consulting agreement.  The consulting agreement also modified Mr. Sullivan’s participation in the 2011 OPP.  As a result, we re-calculated the fair value of a portion of his participation in the 2011 OPP.  The re-calculated amount for this portion was $195,616, which we expensed in full as of the effective date of the consulting agreement.

(6)                                 Ms. Arnone’s employment ended on December 15, 2014.

2014 Grants of Plan-Based Awards

The following table sets forth information with respect to plan-based awards granted in 2014 to the named executive officers.

		Estimated Future Payouts Under Equity Incentive Plan Awards		All Other Stock Awards: Number of
				Shares of	Grant Date
Name	Date of Grant	Target ($)	Maximum ($)	Stock or Units(1)	Fair Value(2)
Benjamin S. Butcher	January 2, 2014	-	-	88,452(3)	$1,706,239
Geoffrey G. Jervis	July 1, 2014	-	-	14,850(4)	$341,996
	July 1, 2014	-	-	52,106(5)	$1,200,001
Gregory W. Sullivan	January 2, 2014	-	-	30,326(6)	$584,989
	April 28, 2014	-	-	-(7)	-	(7)
	April 28, 2014	-(8)	-(8)	-	-	(8)
Stephen C. Mecke	January 2, 2014	-	-	30,326(3)	$584,989
Kathryn Arnone	January 2, 2014	-	-	27,799(9)	$536,243
David G. King	January 2, 2014	-	-	26,788(3)	$516,741

(1)                                 Stock awards were made in the form of LTIP units.

(2)                                 The amounts included in this column represent the full grant date fair value of the LTIP unit awards, determined in accordance with ASC Topic 718, disregarding for this purpose the estimate of forfeitures. See Note 8 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2014, for a discussion of our accounting of LTIP units and the assumptions used.

(3)                                 The LTIP units will vest over five years in equal installments on a quarterly basis beginning on March 31, 2014, subject to continued service as an employee or, as applicable, director.

(4)                                 The LTIP units will vest over five years in equal installments on a quarterly basis beginning on September 30, 2014, subject to continued service as an employee.

(5)                                 The LTIP units will fully vest on the third anniversary of the date of grant, subject to continued service as an employee.

(6)                                 The LTIP units were scheduled to vest over five years in equal installments on a quarterly basis beginning on March 31, 2014, subject to continued service as an employee. Pursuant to the terms of this consulting agreement with Mr. Sullivan, any unvested portion will vest on April 20, 2015.

(7)                                 Please refer to footnote (5) of the Summary Compensation Table. As a result of modifications to previously granted LTIP unit awards, we re-calculated the fair values of the modified LTIP unit awards. The amount of the re-calculated fair value associated with the modifications, which we expensed in 2014 in accordance with ASC Topic 718, was $1,951,690.

(8)                                 Please refer to footnote (5) of the Summary Compensation Table. As a result of a modification to Mr. Sullivan’s participation in the 2011 OPP, we re-calculated the fair value of a portion of his participation in the 2011 OPP. The re-calculated fair value for this portion, which we expensed in 2014 in accordance with ASC Topic 718, was $195,616.

(9)                                 The LTIP units were scheduled to vest over five years in equal installments on a quarterly basis beginning on March 31, 2014, subject to continued service as an employee. As a result of Ms. Arnone’s departure due to illness, her awards vested in full on December 15, 2014.

Outstanding Equity Awards at Fiscal Year-End 2014

The following table sets forth information with respect to outstanding equity awards held by the named executive officers as of December 31, 2014. No option awards were outstanding for the named executive officers as of December 31, 2014.

	Stock Awards
Name	Number of Shares of Stock or Units That Have Not Vested(1)	Market Value of Shares or Units That Have Not Vested(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Benjamin S. Butcher	144,443	$3,538,854	—	—
Geoffrey G. Jervis	65,470	$1,604,015	—	—
Gregory W. Sullivan(3)	44,018	$1,078,441	—	—
Stephen C. Mecke	68,155	$1,669,798	—	—
Kathryn Arnone(4)	—	—	—	—
David G. King	52,983	$1,298,084	—	—

(1)                                 The following table summarizes the time-based LTIP unit awards for which a portion of the LTIP units remain unvested as of December 31, 2014. The table also provides information about the applicable vesting periods.

	Grant Date	Number of LTIP Units Granted to Named Executive Officers
	Fair
Grant Date	Value	Butcher	Jervis	Sullivan	Mecke	King	Vesting Periods
April 20, 2011	$11.64	72,683	—	—	34,204	15,391	Over five years in equal installments on a quarterly basis beginning on June 30, 2011
January 3, 2012	$11.38	68,180	—	—	38,960	25,080	Over five years in equal installments on a quarterly basis beginning on March 31, 2012
January 3, 2013	$17.54	47,063	—	32,932	32,932	29,460	Over five years in equal installments on a quarterly basis beginning on March 31, 2013
January 2, 2014	$19.29	88,452	—	30,326	30,326	26,788	Over five years in equal installments on a quarterly basis beginning on March 31, 2014
July 1, 2014	$23.03	—	14,850	—	—	—	Over five years in equal installments on a quarterly basis beginning on September 30, 2014
July 1, 2014	$23.03	—	52,106	—	—	—	In one installment on the third anniversary of the grant date

(2)                                 Based on our common stock closing price of $24.50 on December 31, 2014.

(3)                                 Pursuant to the terms of our consulting agreement with Mr. Sullivan, his LTIP unit awards continue to vest in accordance with their initial vesting schedules, except that certain LTIP units vested on April 28, 2014 and the remainder will vest on April 20, 2015.

(4)                                 In connection with Ms. Arnone’s resignation on December 15, 2014, and pursuant to the terms of our LTIP unit agreements (which terms provide for acceleration of vesting of LTIP units in the case of employment termination due to illness), Ms. Arnone’s outstanding unvested LTIP units vested immediately upon her resignation.

2014 Option Exercises and Stock Vested

The following table sets forth the aggregate number of LTIP units that vested in 2014, as well as LTIP units or shares of common stock issued pursuant to the 2011 OPP (which were fully vested upon issuance). The value realized on vesting is the product of (1) the fair market value of a share of common stock on the vesting date, multiplied by (2) the number of LTIP units vesting. The value realized is before payment of any applicable withholding tax and brokerage commissions.

Name	Number of Shares Acquired on Vesting(1)	Value Realized on Vesting
Benjamin S. Butcher	147,740	$3,289,585(2)
Geoffrey G. Jervis	1,486	$33,591(3)
Gregory W. Sullivan	88,537	$2,456,339(4)
Stephen C. Mecke	92,008	$2,036,516(2)
Kathryn Arnone	125,924	$2,894,044(5)
David G. King	70,199	$1,551,289(2)

(1)                                 Represents LTIP units that vested in 2014, as well as LTIP units and common stock issued pursuant to the 2011 OPP (which were fully vested upon issuance). Vested LTIP units can be converted to common units in our operating partnership on a one-for-one basis once a material equity transaction has occurred that results in the accretion of the member’s capital account to the economic equivalent of the common unit. During 2014, there was a material equity transaction in our operating partnership which resulted in an accretion of the member’s capital account to the economic value equivalent of the common units. The LTIP units may be converted to common units.

(2)                                 Except with respect to LTIP units issued pursuant to the 2011 OPP, the LTIP units vested on a quarterly basis on March 31, 2014, June 30, 2014, September 30, 2014 and December 31, 2014. Value based on the closing prices of $24.10, $24.01, $20.71 and $24.50 on March 31, 2014, June 30, 2014, September 30, 2014 and December 31, 2014, respectively. LTIP units issued pursuant to the 2011 OPP were fully vested upon issuance as follows: Mr. Butcher, 92,464 LTIP units with a value of $1,999,996; Mr. Mecke, 64,724 LTIP units with a value of $1,399,980; and Mr. King, 50,855 LTIP units with a value of $1,099,994 (all values as of September 19, 2014).

(3)                                 The LTIP units vested on a quarterly basis on September 30, 2014 and December 31, 2014. Value based on the closing prices of $20.71 and $24.50 on September 30, 2014 and December 31, 2014, respectively.

(4)                                 Approximately 7,869 LTIP units vested on April 28, 2014 (value based on the closing price of $23.57 on April 28, 2014) and the remainder vested on a quarterly basis on March 31, 2014, June 30, 2014, September 30, 2014 and December 31, 2014 (value based on the closing prices of $24.10, $24.01, $20.71 and $24.50 on March 31, 2014, June 30, 2014, September 30, 2014 and December 31, 2014, respectively), except that 43,657 shares of common stock (excluding the portion of the 2011 OPP award paid in cash), reflecting a gross value (including the cash) of $1,399,980 as of September 19, 2014, were issued pursuant to the 2011 OPP and were fully vested upon issuance.

(5)                                 LTIP units vested on a quarterly basis on March 31, 2014, June 30, 2014 and September 30, 2014. Value based on the closing prices of $24.10, $24.01 and $20.71 on March 31, 2014, June 30, 2014 and September 30, 2014, respectively, except that 50,855 LTIP units with a value of $1,099,994 as of September 19, 2014, were issued pursuant to the 2011 OPP and were fully vested upon issuance. In connection with Ms. Arnone’s resignation on December 15, 2014, and pursuant to the terms of our LTIP unit agreements (which terms provide for acceleration of vesting of LTIP units in the case of employment termination due to illness), 59,973 outstanding unvested LTIP units vested immediately upon her resignation (value based on the closing price of $24.14 on December 15, 2014).

Equity Compensation Plan Information

The following table summarizes information, as of December 31, 2014, relating to our equity compensation plans pursuant to which we grant options, restricted common stock, LTIP units or other rights to acquire shares from time to time.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders(1)	1,570,952	—	1,867,738
Equity compensation plans not approved by security holders	—	—	—
Total	1,570,952		1,867,738

(1)                                 Includes 1,307,036 LTIP units that, upon the satisfaction of certain conditions, are convertible into common units, which may then be redeemed for cash, or at our option, an equal number of shares of common stock, subject to certain restrictions. There is no exercise price associated with LTIP units.

Termination Payment Table

The following table indicates the cash amounts and accelerated vesting that Messrs. Butcher, Jervis, Mecke and King would be entitled to receive under various termination circumstances pursuant to the terms of their employment agreements and the LTIP unit agreements. This table assumes that termination of the named executive officer occurred on December 31, 2014.

Name and Termination or Change of Control Scenario	Cash Payment	Acceleration of Vesting of LTIP Units(1)(2)	Total
Benjamin S. Butcher
Voluntary termination, retirement or involuntary termination for cause	$ 0	$ 0	$ 0
Termination by company without cause or by employee for good reason	$5,115,267	$3,538,854	$8,654,121
Accelerated vesting upon change of control(2)	$ 0	$3,538,854	$3,538,854
Notice of non-renewal within 12 months following change of control	$5,115,267	$3,538,854	$8,654,121
Death or disability(3)	$1,185,863	$3,538,854	$4,724,717
Geoffrey G. Jervis
Voluntary termination, retirement or involuntary termination for cause	$ 0	$ 0	$ 0
Termination by company without cause or by employee for good reason	$1,550,995	$1,604,015	$3,155,010
Accelerated vesting upon change of control(2)	$ 0	$1,604,015	$1,604,015
Notice of non-renewal within 12 months following change of control	$1,550,995	$1,604,015	$3,155,010
Death or disability(3)	$231,010	$1,604,015	$1,835,025
Stephen C. Mecke
Voluntary termination, retirement or involuntary termination for cause	$ 0	$ 0	$ 0
Termination by company without cause or by employee for good reason	$1,514,265	$1,669,798	$3,184,063
Accelerated vesting upon change of control(2)	$ 0	$1,669,798	$1,669,798
Notice of non-renewal within 12 months following change of control	$1,514,265	$1,669,798	$3,184,063
Death or disability(3)	$432,625	$1,669,798	$2,102,423
David G. King
Voluntary termination, retirement or involuntary termination for cause	$ 0	$ 0	$ 0
Termination by company without cause or by employee for good reason	$1,372,703	$1,298,084	$2,670,787
Accelerated vesting upon change of control(2)	$ 0	$1,298,084	$1,298,084
Notice of non-renewal within 12 months following change of control	$1,372,703	$1,298,084	$2,670,787
Death or disability(3)	$397,894	$1,298,084	$1,695,978

(1)                                  Amounts in this column reflect accelerated vesting of unvested LTIP units granted pursuant to the Equity Incentive Plan. For purposes of this table, each LTIP unit was valued at $24.50, the closing price of our common stock on the NYSE on December 31, 2014.

(2)                                  Under the LTIP unit agreements, the vesting of unvested LTIP units is accelerated upon a change of control (as defined in the agreements).

(3)                                  Upon death of the named executive officer, the executive officer will receive a prorated bonus for services performed during the year. The prorated bonus will be derived from the bonus paid in the previous fiscal year. Under the LTIP unit agreements, the vesting of unvested LTIP units is accelerated at death or disability.

PROPOSAL 3:  ADVISORY (NON-BINDING) VOTE

APPROVING EXECUTIVE COMPENSATION

Section 14A(a)(1) of the Exchange Act generally requires each public company to include in its proxy statement a separate resolution subject to a non-binding stockholder vote to approve the compensation of the company’s named executive officers, as disclosed in its proxy statement pursuant to Item 402 of Regulation S-K, not less frequently than once every three years. This is commonly known as a “say-on-pay” proposal or resolution.  At our 2012 annual meeting of stockholders held on May 7, 2012, our stockholders voted on, among other matters, a proposal regarding the frequency of holding a non-binding, advisory vote on the compensation of our named executive officers.  A majority of the votes cast on the frequency proposal were cast in favor of holding a non-binding, advisory vote on the compensation of our named executive officers every year, which was consistent with the recommendation of our board of directors. Our board of directors considered the voting results with respect to the frequency proposal and other factors, and the board currently intends to hold a non-binding, advisory vote on the executive compensation program every year until the next required advisory vote on the frequency of holding the non-binding, advisory vote on the compensation of our named executive officers at our 2018 annual meeting of stockholders.

Accordingly, we are presenting the following proposal, which gives you as a stockholder the opportunity to endorse or not endorse our executive compensation program for named executive officers by voting for or against the following resolution.

“—RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2015 annual meeting of stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the other related disclosure.”

While this vote is advisory and not binding on us, it will provide information to us and the compensation committee regarding stockholder sentiment about our executive compensation philosophy, policies and practices, which the compensation committee will be able to consider when determining executive compensation for the remainder of 2015 and beyond.

The earlier discussion of executive compensation under “Executive Officer Compensation” and information disclosed in the compensation tables reflect executive compensation paid and grants awarded during the year ended December 31, 2014.

Following is a discussion of the role of certain components of our executive compensation program. We urge our stockholders to review the “Executive Officer Compensation” and “Executive Officer Compensation Tables” sections of this proxy statement for more information.

We emphasize pay-for-performance with regard to cash compensation.  We believe that a significant portion of our executive officers’ cash compensation should be variable, at risk and tied to our near-term success and should align the interest of management with our stockholders. Performance-based compensation motivates and rewards individual efforts and company success.

We believe that our equity compensation programs further align our executives’ interests with those of our stockholders.  We grant equity awards as a substantial component of our compensation program to reward long-term performance and further align the interests of management with those of our stockholders. To date, we have used LTIP units as our equity incentive awards because using LTIP units for equity-based awards serves our objectives of promoting long-term equity ownership by executives, aligning the interests of executives with the interests of stockholders and enabling us to remain competitive with our peers in recruiting and retaining talented executives. These awards tie our executive officers’ interests to those of long-term stockholders and serve to motivate our executives to lead us to achieve long-term financial goals that are expected to lead to increased stockholder value. In addition, LTIP unit awards generally require continued service over a multi-year period as a condition to vesting, which creates a strong retention incentive and helps ensure the continuity of our operations.

We are committed to strong governance standards with respect to our compensation programs.  As part of its commitment to strong corporate governance and best practices, the compensation committee engaged and received advice on the compensation program from a third-party compensation consultant to supplement the committee’s collective knowledge and experience and provide important empirical compensation data. The compensation committee meets as necessary to address compensation matters in a timely manner and reviews our executive compensation program to ensure that it provides competitive pay opportunities to help attract and retain the highly-qualified and dedicated executive talent that is so important to our business. We believe that the severance protections we provide to our named executive officers are within market norms. We further believe that the “double trigger” change-in-control cash severance benefits we provide properly incentivize our executive officers by providing appropriate protections against job loss without creating the potential for “single trigger” cash severance windfalls just for completing a transaction. Moreover, our executive officers are not entitled to any excise tax gross-ups in connection with change in control payments.

The board of directors recommends a vote FOR the approval of the compensation of our named executive officers as disclosed in this proxy statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of shares of our common stock and common units in our operating partnership for (i) each stockholder of our company that is known to us to be the beneficial owner of 5% or more of our common stock based upon filings made with the SEC, (ii) directors and named executive officers and (iii) all directors and named executive officers as a group as of the record date, March 6, 2015.

In accordance with SEC rules, each listed person’s beneficial ownership includes all shares the person actually owns beneficially or of record, all shares over which the person has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund), and all shares the person has the right to acquire within 60 days.

Unless otherwise indicated, each person named in the table has sole voting and investment power with respect to all of the shares of common stock shown as beneficially owned by such person and none of the executive officers or directors has pledged his shares of common stock as collateral. Furthermore, unless otherwise indicated, the business address for each of the identified stockholders is our principal executive office, One Federal Street, 23rd Floor, Boston, Massachusetts 02110.

Name of Beneficial Owner	Number of Shares and/or Common Units Beneficially Owned(1)	Percent of All Shares(2)	Percent of All Shares and Common Units(3)
Vanguard Specialized Funds—Vanguard REIT Index Fund—23-2834924(4)	4,723,279	7.3%	6.9%
The Vanguard Group—23-1945930(5)	8,869,116	13.7%	13.0%
BlackRock, Inc.(6)	5,672,131	8.8%	8.3%
AllianceBernstein LP(7)	3,698,910	5.7%	5.4%
Benjamin S. Butcher(8)	541,652	*	*
Geoffrey G. Jervis(8)	117,064	*	*
Stephen C. Mecke(8)	245,574	*	*
Jeffrey M. Sullivan(8)	52,469	*	*
David G. King(8)	171,180	*	*
Virgis W. Colbert(9)	8,683	*	*
Jeffrey D. Furber(9)	54,921	*	*
Larry T. Guillemette(9)	36,091	*	*
Francis X. Jacoby III(9)	31,421	*	*
Christopher P. Marr(9)	19,811	*	*
Hans S. Weger(9)	38,779	*	*
All directors and executive officers as a group (12 persons)	1,317,645	2.0%	1.9%

*                                         Represents ownership of less than 1.0%.

(1)                                 Ownership consists of shares of common stock, common units and LTIP units. Subject to certain restrictions, common units may be redeemed for cash, or at our option, an equal number of shares of common stock. Upon achieving parity with the common units and becoming “redeemable” in accordance with the terms of the partnership agreement of our operating partnership, LTIP units may be redeemed for cash, or at our option, an equal number of shares of common stock, subject to certain restrictions.

(2)                                 Based on 64,600,269 shares of common stock outstanding as of March 6, 2015. In computing the percentage ownership of a person or group, we have assumed that the common units and LTIP units held by that person or the persons in the group have been redeemed for shares of common stock and that those shares are outstanding but that no common units or LTIP units held by other persons are redeemed for shares of common stock, notwithstanding that not all of the LTIP units have vested to date.

(3)                                 Based on 68,065,463 shares of common stock and units outstanding as of March 6, 2015 on a fully-diluted basis, comprised of 64,600,269 shares of common stock, 1,935,089 common units and 1,530,105 LTIP units.

(4)                                The information and the information in this footnote were obtained from a Schedule 13G/A filed with the SEC on February 6, 2015. Vanguard Specialized Funds—Vanguard REIT Index Fund—23-2834924 (“Vanguard Funds”), in its capacity as an investment company, is deemed to have sole power to vote or to direct the vote with respect to 4,723,279 shares of common stock. Vanguard Funds has its principal business office at 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(5)                                 The information and the information in this footnote were obtained from a Schedule 13G/A filed with the SEC on February 11, 2015. The Vanguard Group—23-1945930 (“Vanguard Group”), in its capacity as an investment adviser, is deemed to have sole power to vote or to direct the vote with respect to 170,672 shares of common stock, is deemed to have shared power to vote or to direct the vote with respect to 12,100 shares of common stock, is deemed to have sole power to dispose or to direct the disposition with respect to 8,782,244 shares of common stock, and is deemed to have shared power to dispose or to direct the disposition with respect to 86,872 shares of common stock. Vanguard Funds has its principal business office at 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(6)                                 This information and the information in this footnote were obtained from a Schedule 13G/A filed with the SEC on January 22, 2015. BlackRock, Inc., in its capacity as a parent holding company, is deemed to have sole power to vote or to direct the vote with respect to 5,536,494 shares of common stock and is deemed to have the sole power to dispose or direct the disposition with respect to 5,672,131 shares of common stock. The business address for BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.

(7)                                 This information and the information in this footnote were obtained from a Schedule 13G filed with the SEC on February 10, 2015. AllianceBernstein LP, in its capacity as a registered investment advisor, is deemed to have sole power to vote or to direct the vote with respect to 3,177,075 shares of common stock and is deemed to have sole power to dispose or to direct the disposition with respect to 3,698,910 shares of common stock. The business address for AllianceBernstein LP is 1345 Avenue of the Americas, New York, New York 10105.

(8)                                 Includes 459,805, 93,480, 231,076, 51,969 and 162,848 LTIP units held by each of Mr. Butcher, Mr. Jervis, Mr. Mecke, Mr. Sullivan and Mr. King, respectively, and 15,935, 11,248 and 7,568 common units held by each of Mr. Butcher, Mr. Mecke and Mr. King, respectively. Not all of the LTIP units have vested.

(9)                                 Includes 21,689 LTIP units held by each of Mr. Furber, Mr. Guillemette, Mr. Jacoby and Mr. Weger, 14,279 LTIP units held by Mr. Marr and 6,548 LTIP units held by Mr. Colbert. Not all of these LTIP units have vested.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities (“10% Holders”), to file reports of ownership and changes in ownership with the SEC. Officers, directors and 10% Holders are required by SEC regulations to furnish our company with copies of all Section 16(a) forms that they file. To our knowledge, based solely on review of the copies of such reports furnished to us, or written representations from reporting persons that all reportable transactions were reported, we believe that during the fiscal year ended December 31, 2014, the executive officers, directors and 10% Holders timely filed all reports they were required to file under Section 16(a), except one sale by William R. Crooker (for 1,680 shares of common stock) was reported on September 25, 2014 and the initial ownership report of Virgis W. Colbert was reported on April 25, 2014.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Services Agreements

In connection with our formation transactions and our initial public offering, we entered into a services agreement with STAG Investments II, LLC (“Fund II”) pursuant to which we managed its operations and properties, as set forth in greater detail below.

Fund II continues to operate as a private, fully-invested fund and, as of March 11, 2015, owns 24 buildings, with approximately 5.4 million rentable square feet. We have entered into a services agreement with Fund II on terms we believe to be customary, pursuant to which we manage its properties in return for an annual asset management fee based on the equity investment in such assets, which fee currently equals 1.25% of the equity investment. The services agreement is terminable by either party on 30 days’ written notice. Certain of our executive officers and their affiliates have direct or indirect interests in Fund II, including residual interests, or contingent profit interests, in Fund II and may receive portions of distributions from the assets of Fund II after return of capital and preferred returns to the equity investors in Fund II.

Review and Approval of Future Transactions with Related Persons

The board of directors has adopted a policy for the review and approval of related person transactions requiring disclosure under Rule 404(a) of Regulation S-K. The policy provides that the nominating and corporate governance committee is responsible for reviewing and approving or disapproving all interested transactions, meaning any transaction, arrangement or relationship in which (i) the amount involved may be expected to exceed $120,000 in any fiscal year, (ii) we will be a participant and (iii) a related person has a direct or indirect material interest. A related person will be defined as an executive officer, director or nominee for election as director, or a greater than 5% beneficial owner of our common stock, or an immediate family member of the foregoing.

STOCKHOLDER PROPOSALS

Stockholder proposals intended to be presented at the 2016 annual meeting of stockholders must be received by the corporate secretary of the company no later than November 26, 2015 in order to be considered for inclusion in our proxy statement relating to the 2015 meeting pursuant to Rule 14a-8 under the Exchange Act (“Rule 14a-8”).

Our bylaws currently provide that in order for a proposal of a stockholder to be presented at our 2016 annual meeting of stockholders, other than a stockholder proposal included in our proxy statement pursuant to Rule 14a-8, it must be received at our principal executive offices no earlier than the close of business on October 27, 2015 and on or before November 26, 2015. If the 2016 annual meeting of stockholders is scheduled to take place before April 4, 2016 or after June 3, 2016, then notice must be delivered no earlier than the close of business on the 150th day prior to the 2016 annual meeting of stockholders and not later than the close of business on the later of the 120th day prior to the 2016 annual meeting of stockholders or the tenth day following the day on which public announcement of the date of the 2016 annual meeting of stockholders is first made public by our company. Any such proposal should be mailed to: STAG Industrial, Inc., One Federal Street, 23rd Floor, Boston, Massachusetts, 02110, Attention: Jeffrey M. Sullivan, Corporate Secretary. A copy of the bylaws may be obtained from our corporate secretary by written request to the same address.

By order of the board of directors:

JEFFREY M. SULLIVAN
Executive Vice President, General Counsel and
Secretary

Boston, Massachusetts

March 25, 2015

1 1 12345678 12345678 12345678 12345678 12345678 12345678 12345678 12345678 NAME THE COMPANY NAME INC. - COMMON 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS A 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS B 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS C 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS D 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS E 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS F 123,456,789,012.12345 THE COMPANY NAME INC. - 401 K 123,456,789,012.12345 . x 02 0000000000 JOB # 1 OF 2 1 OF 2 PAGE SHARES CUSIP # SEQUENCE # THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date CONTROL # SHARES To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0 0 0000235823_1 R1.0.0.51160 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 Benjamin S. Butcher 02 Virgis W. Colbert 03 Jeffrey D. Furber 04 Larry T. Guillemette 05 Francis X. Jacoby III 06 Christopher P. Marr 07 Hans S. Weger STAG INDUSTRIAL, INC. One Federal Street, 23rd Floor Boston, MA 02110 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2 The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2015. 3 The approval, by non-binding vote, of executive compensation. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Yes No Please indicate if you plan to attend this meeting

0000235823_2 R1.0.0.51160 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com . STAG INDUSTRIAL, INC. Annual Meeting of Stockholders May 4, 2015 10:00 AM This proxy is solicited by the Board of Directors The undersigned hereby appoints Stephen C. Mecke and Jeffrey M. Sullivan, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of STAG INDUSTRIAL, INC. Common Stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders to be held May 4, 2015, at the offices of DLA Piper LLP (US), 33 Arch Street, 26th Floor, Boston, MA and any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the meeting. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO SUCH DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSAL 2 AND FOR PROPOSAL 3 AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. Continued and to be signed on reverse side